Exhibit 99.1
CONVERSION VALUATION APPRAISAL REPORT
Prepared for:
First Federal Savings Bank
and
First Advantage Bancorp
Clarksville, Tennessee
As Of:
August 15, 2007
Prepared By:
Keller & Company, Inc.
555 Metro Place North
Suite 524
Dublin, Ohio 43017
(614) 766-1426
KELLER & COMPANY

CONVERSION VALUATION APPRAISAL REPORT
Prepared for:
First Federal Savings Bank
and
First Advantage Bancorp
Clarksville, Tennessee
As Of:
August 15, 2007

KELLER & COMPANY, INC.
Financial Institution Consultants
Investment and Financial Advisors

555 Metro Place North	614-766-1426
Suite 524	614-766-1459 (fax)
Dublin, Ohio 43017
August 28, 2007
Board of Directors
First Federal Savings Bank
1430 Madison Street
Clarksville, Tennessee 37040
To the Board:
We hereby submit our independent appraisal of the pro forma market value of the to-be-issued stock of First Advantage Bancorp (the “Corporation”), which is the company of First Federal Savings Bank, Clarksville, Tennessee (“First Federal” or the “Bank”). Such stock is to be issued in connection with the application by the Corporation to complete a stock offering, with the Corporation to own 100 percent of the stock of the Bank. This appraisal, as of August 15, 2007, was prepared and provided to the Bank in accordance with the appraisal requirements and regulations of the Office of Thrift Supervision of the United States Department of the Treasury.
Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks throughout the U.S. The firm is a full-service consulting organization, as described in more detail in Exhibit A, specializing in business and strategic plans, stock valuations, conversion and reorganization appraisals, market studies and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C.
Our appraisal is based on the assumption that the data provided to us by First Federal and the material provided by the independent auditors, BKD, LLP, Louisville, Kentucky, are both accurate and complete. We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Bank’s assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.
In the preparation of this appraisal, we held discussions with the management of First Federal, with the law firm of Muldoon, Murphy & Aguggia LLP, Washington, D.C., the Bank’s conversion counsel, and with BKD, LLP, the Bank’s outside auditor. Further, we viewed the Bank’s local economy and primary market area and also reviewed the Bank’s most recent business plan as part of our review process.

Board of Directors
First Federal Savings Bank
August 28, 2007

This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation’s stock will be able to later sell such shares at a price equivalent to the price designated in this appraisal.
Our valuation will be further updated as required and will give consideration to any new developments in First Federal’s operation that have an impact on operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly-traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation’s appraised value in an appraisal update.
It is our opinion that as of August 15, 2007, the pro forma market value or appraised value of the Corporation was $48,000,000 at the midpoint, with an offering of $48,000,000 or 4,800,000 shares at $10 per share. The pro forma valuation range of the Corporation is from a minimum of $40,800,000 to a maximum of $55,200,000, with a maximum, as adjusted, of $63,480,000, representing 4,080,000 shares, 5,520,000 shares and 6,348,500 shares at $10 per share at the minimum, maximum, and maximum, as adjusted, respectively.
The pro forma appraised value of First Advantage Bancorp as of August 15, 2007, was $48,000,000 at the midpoint.
Very truly yours,
KELLER & COMPANY, INC.
/s/ Keller & Company, Inc.

TABLE OF CONTENTS (cont.)

LIST OF EXHIBITS

NUMERICAL
EXHIBITS		PAGE
1	Consolidated Statement of Financial Condition - At June 30, 2007	74
2	Consolidated Statements of Financial Condition - At December 31, 2005 and 2006	75
3	Consolidated Statement of Income for the Six Months Ended June 30, 2005 and 2006	76
4	Consolidated Statement of Income for the Years Ended December 31, 2005 and 2006	77
5	Selected Financial Information	78
6	Income and Expense Trends	79
7	Normalized Earnings Trend	80
8	Performance Indicators	81
9	Volume/Rate Analysis	82
10	Yield and Cost Trends	83
11	Net Portfolio Value	84
12	Loan Portfolio Composition	85
13	Loan Maturity Schedule	86
14	Loan Origination, Purchases and Sales	87
15	Loan Delinquencies	88
16	Nonperforming Assets	89
17	Classified Assets	90
18	Allowance for Loan Losses	91
19	Investment Portfolio Composition	92
20	Mix of Deposits	93
21	Certificates of Deposit by Rate and Maturity	94
22	Deposit Activity	95
23	Borrowed Funds	96
24	Offices of First Federal Savings Bank	97
25	Management of the Bank	98
26	Key Demographic Data and Trends	99
27	Key Housing Data	100
28	Major Sources of Employment	101
29	Unemployment Rates	102
30	Market Share of Deposits	103
31	National Interest Rates by Quarter	104
32	Thrift Stock Prices and Pricing Ratios	105
33	Key Financial Data and Ratios	112
34	Recent Fully Converted Thrift Institutions	120

LIST OF EXHIBITS (cont.)

NUMERICAL
EXHIBITS		PAGE
34A	All Recently Converted Thrift Institutions	121
35	Acquisitions and Pending Acquisitions	123
36	Thrift Stock Prices and Pricing Ratios — Mutual Holding Companies	124
37	Key Financial Data and Ratios — Mutual Holding Companies	127
38	Balance Sheets Parameters — Comparable Group Selection	130
39	Operating Performance and Asset Quality Parameters — Comparable Group Selection	133
40	Balance Sheet Ratios — Final Comparable Group	136
41	Operating Performance and Asset Quality Ratios - Final Comparable Group	137
42	Balance Sheet Totals — Final Comparable Group	138
43	Balance Sheet — Asset Composition Most Recent Quarter	139
44	Balance Sheet — Liability and Equity Most Recent Quarter	140
45	Income and Expense Comparison Trailing Four Quarters	141
46	Income and Expense Comparison as a Percent of Average Assets — Trailing Four Quarters	142
47	Yields, Costs and Earnings Ratios Trailing Four Quarters	143
48	Dividends, Reserves and Supplemental Data	144
49	Valuation Analysis and Conclusions	145
50	Market Pricings and Financial Ratios - Stock Prices Comparable Group	146
51	Projected Effects of Conversion Proceeds — Minimum	147
52	Projected Effects of Conversion Proceeds — Midpoint	148
53	Projected Effects of Conversion Proceeds — Maximum	149
54	Projected Effects of Conversion Proceeds — Maximum, as Adjusted	150
55	Summary of Valuation Premium or Discount	151

ALPHABETICAL EXHIBITS

A	Background and Qualifications	152
B	RB 20 Certification	155
C	Affidavit of Independence	156

INTRODUCTION
     Keller & Company, Inc. (“Keller”) is an independent consulting and appraisal firm for financial institutions and has prepared this Conversion Valuation Appraisal Report (“Report”) to provide the pro forma market value of the to-be-issued common stock of First Advantage Bancorp (the “Corporation”), which will be formed as part of the conversion to own all of the to-be-issued shares of common stock of First Federal Savings Bank (“First Federal” or the “Bank), Clarksville, Tennessee. The stock is to be issued in connection with the Bank’s Application for Approval of Conversion from a federal chartered mutual savings bank to a federal chartered stock savings bank.
     The Application for Conversion is being filed with the Office of Thrift Supervision (“OTS”) of the Department of the Treasury and the Securities and Exchange Commission (“SEC”). We have reviewed such Application for Conversion as well as the Prospectus and related documents, and have discussed them with the Bank’s management and the Bank’s conversion counsel, Muldoon, Murphy and Aguggia LLP, Washington, D.C.
     This conversion appraisal was prepared based on the guidelines provided by OTS entitled “Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization”, in accordance with the OTS application requirements of Regulation §563b and the OTS’s Revised Guidelines for Appraisal Reports, and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion of each of the fourteen factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.
     The pro forma market value is defined as the price at which the stock of the Bank after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arms-length

Introduction (cont.)
transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Bank in the conversion are sold in noncontrol blocks.
     We define the pro forma market value as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm’s-length transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.
     As part of our appraisal procedure, we have reviewed the audited financial statements for the five fiscal years ended December 31, 2002 through 2006, and the unaudited financial statements for the six months ended June 30, 2007, and discussed them with First Federal’s management and with First Federal’s independent auditors, BKD, LLP, Louisville, Kentucky. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation’s preliminary Form SB-2 and the Bank’s preliminary Form AC and discussed them with management and with the Bank’s conversion counsel.
     To gain insight into the Bank’s local market condition, we have visited First Federal’s primary market and have traveled the surrounding area in Montgomery County. We have studied the economic and demographic characteristics of the primary market area, and analyzed the Bank’s primary market area relative to Tennessee and the United States. We have also examined the competitive market within which First Federal operates, giving consideration to the area’s numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

Introduction (cont.)
     We have given consideration to the market conditions for securities in general and for publicly-traded thrift stocks in particular. We have examined the performance of selected publicly-traded thrift institutions and compared the performance of First Federal to those selected institutions.
     Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in the stock offering of this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I. DESCRIPTION OF FIRST FEDERAL SAVINGS BANK
GENERAL
     First Federal Savings Bank, Clarksville, Tennessee, was organized in 1953 as a federal chartered mutual savings and loan association with the name First Federal Savings and Loan Association. The Bank later converted to a federal chartered mutual savings bank and changed its name to First Federal Savings Bank.
     First Federal conducts its business from its main office and three branch offices in Clarksville, Tennessee. The Bank also has seven additional ATM’s located throughout Clarksville. The Bank currently has no immediate plan to open another branch or a new loan office, although the Bank’s business plan indicates the possibility of branching within the next three years. The Bank’s primary retail market area is comprised of Montgomery County, Tennessee.
     First Federal’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”) in the Deposit Insurance Fund (“DIF”). The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the “FRB”). First Federal is a member of the Federal Home Loan Bank (the “FHLB”) of Nashville and is regulated by the OTS and by the FDIC. As of June 30, 2007, First Federal had assets of $219,728,000, deposits of $184,074,000, and equity of $32,236,000.
     First Federal is a community-oriented financial institution which has been focused on serving the financial needs of the public in its local communities and throughout its market area. First Federal has been actively and consistently involved in the origination of one-to four-family mortgage loans which represented 30.1 percent of its loan portfolio at June 30, 2007, and a smaller 23.3 percent of its loan portfolio at fiscal year end December 31, 2002.

General (cont.)
     At June 30, 2007, 88.1 percent of the Bank’s gross loans consisted of all types of real estate loans, compared to a lower 79.1 percent at December 31, 2002, with the primary sources of funds being retail deposits from residents in its local communities and moderate FHLB advances. The Bank is also an originator of commercial real estate loans, multi-family loans, construction loans, commercial loans, and consumer loans. Consumer loans include loans on savings accounts, automobile loans, and other secured and unsecured personal loans.
     The Bank had $66.7 million, or 30.4 percent of its assets in cash and investments excluding FHLB stock and mortgage-backed securities. The Bank had an additional $2.9 million, or 1.3 percent of its assets in FHLB stock, with the combined total of investment securities, FHLB stock and cash and cash equivalents being $69.6 million or 31.7 percent of assets. The Bank had $35.7 million in mortgage-backed securities. Deposits, FHLB advances and equity have been the primary sources of funds for the Bank’s lending and investment activities.
     Based on the midpoint value established herein, the Bank’s gross amount of stock to be sold in the public offering will be $48,000,000 or 4,800,000 shares at $10 per share based on the midpoint of the appraised value of $48.0 million. The net conversion proceeds will be $46,606,000, reflecting conversion expenses of approximately $1,394,000. The actual cash proceeds to the Bank of $23,303,000 will represent fifty percent of the net conversion proceeds. The ESOP will represent 8.0 percent of the gross shares issued, or 384,000 shares at $10 per share, representing $3,840,008. The Bank’s net proceeds will be invested in residential and nonresidential real estate loans and initially invested in short term investments. The Bank may also use the proceeds to expand services, expand operations or acquire other financial service organizations, diversification into other businesses, or for any other purposes authorized by law. The Corporation will use its proceeds to fund the ESOP, to purchase short- and intermediate-term government or federal agency securities or to invest in short-term deposits.

General (cont.)
     First Federal has seen a modest overall deposit decrease over the past four years with deposits decreasing 12.4 percent from December 31, 2002, to December 31, 2006, and then increasing 4.2 percent in the six months ended June 30, 2007. The Bank has focused on increasing its one- to four-family real estate loan portfolio with lesser dollar increases in all other loan categories during the past four years, monitoring its earnings and nonperforming assets. Equity to assets increased from 12.03 percent of assets at December 31, 2002, to 13.47 percent at December 31, 2004, and then increased to 14.67 percent at June 30, 2007.
     First Federal’s primary lending strategy has been to focus on the origination of both adjustable-rate and fixed-rate, one-to four-family loans, commercial real estate and multi-family loans, construction loans, home equity loans, commercial loans, and the origination of consumer loans.
     First Federal’s share of one- to four-family loans has increased from 23.3 percent of gross loans at December 31, 2002, to 30.1 percent as of June 30, 2007. Multi-family loans decreased from 7.2 percent of gross loans at December 31, 2002, to 5.6 percent at June 30, 2007. Commercial real estate loans increased from 24.9 percent to 25.2 percent from December 31, 2002, to June 30, 2007. Land loans decreased from 7.4 percent of loans to 7.0 percent from December 31, 2002, to June 30, 2007. Construction loans increased from 16.6 percent of loans at December 31, 2002, to 20.2 percent at June 30, 2007. All types of real estate loans as a group increased moderately from 79.4 percent of gross loans at December 31, 2002, to 88.1 percent at June 30, 2007. The increase in real estate loans was offset by the Bank’s moderate decrease in commercial loans and consumer loans, including home equity loans. The Bank’s share of consumer loans experienced a decrease in their share of loans from 14.2 percent at December 31, 2002, to 8.8 percent at June 30, 2007. Commercial loans decreased from 6.8 percent at December 31, 2002, to 3.1 percent at June 30, 2007.
     Management’s internal strategy has also included continued emphasis on maintaining an adequate and appropriate allowance for loan losses relative to loans and nonperforming

General (cont.)
assets in recognition of the more stringent requirements within the industry to establish and maintain adequate general valuation allowances, recognizing the Bank’s decrease in loan originations and total loans. At December 31, 2002, First Federal had $4,802,000 in its loan loss allowance or 2.84 percent of gross loans, which decreased to $2,008,000 and represented a lesser 1.96 percent of gross loans at June 30, 2007.
     Interest income from loans and investments has been the primary basis of earnings with the net interest margin being the key determinant of net earnings. With a dependence on net interest margin for earnings, current management will focus on strengthening the Bank’s net interest margin without undertaking excessive credit risk and will not pursue any significant change in its interest rate risk position.
PERFORMANCE OVERVIEW
     First Federal’s financial position for the five most recent fiscal years ended December 31, 2006, and the six months ended June 30, 2007, is highlighted through the use of selected financial data in Exhibit 5. First Federal has focused on maintaining a reasonable equity position, controlling its overhead ratio, decreasing its loans and deposits, increasing its securities, striving to reduce its nonperforming assets and maintaining its net interest margin. First Federal experienced moderate decreases in assets and loans from December 31, 2002, to June 30, 2007, with a lesser decrease in deposits, and a moderate increase in equity over the same period due to the Bank’s $10.7 million in gains on the sale of securities. Such decrease in assets was focused on a decrease in real estate loans and consumer loans.
     First Federal experienced a decrease in assets of $31.5 million or 12.5 percent for the period of December 31, 2002, to June 30, 2007. The Bank’s net loan portfolio, including mortgage loans and non-mortgage loans, decreased from $164.2 million at December 31, 2002,

Performance Overview (cont.)
to $100.5 million at June 30, 2007, and represented a total decrease of $63.7 million, or 38.8 percent.
     First Federal has pursued obtaining funds through deposits and has also made use of FHLB advances during the period of December 31, 2002, to June 30, 2007. The Bank’s competitive rates for savings in its local market in conjunction with its focus on service have been the sources and strategies for attracting retail deposits. Deposits decreased a moderate 8.7 percent from December 31, 2002, to June 30, 2007. The Bank’s decrease in deposits was focused on 2003 and 2005. The Bank’s FHLB advances have decreased from $12.3 million at December 31, 2002, to zero at June 30, 2007.
     First Federal experienced an increase in its equity amount and ratio from December 31, 2002, to June 30, 2007. At December 31, 2002, the Bank had equity of $31.2 million representing a 12.42 percent equity to assets ratio and then increasing to $34.3 million by December 31, 2004, representing a 14.40 percent equity to asset ratio. The Bank’s equity then decreased to $32.2 million at June 30, 2007, but representing a higher 14.67 percent equity to asset ratio. Equity increased 3.3 percent from December 31, 2002, to June 30, 2007.

INCOME AND EXPENSE
     Exhibit 6 presents selected operating data for First Federal, reflecting the Bank’s income and expense trends. This table provides key income and expense figures in dollars for the fiscal years of 2002 through 2006 and for the six months ended June 30, 2007.
     First Federal has experienced an overall decrease in its dollar amount of interest income from fiscal year ended December 31, 2002, to December 31, 2006, due to the Bank’s decrease in interest-earning assets. Interest income decreased from $16.7 million in 2002 to $12.6 million in 2004. From 2004 to 2006, interest income decreased from $12.6 million to $12.4 million or 1.9 percent. For the six months ended June 30, 2007, interest income was $6.40 million, increasing from $6.25 million for the six months ended June 30, 2006.
     The Bank’s interest expense experienced a similar trend with a decrease from fiscal 2002 to 2004 and then an increase from 2004 to 2006. Interest expense decreased $2,950,000 or 40.8 percent, from 2002 to 2004, compared to a dollar decrease in interest income of $4,023,000 or 24.1 percent, for the same time period. Then from 2004 to 2006, interest expense increased $875,000 compared to a $238,000 decrease in interest income. Such decrease in interest income, recognizing the increase in interest expense, resulted in a moderate dollar decrease in annual net interest income of $2,186,000 or 23.2 percent for the four fiscal years ended December 31, 2006, and a moderate decrease in the net interest margin ratio and the net interest spread ratio. For the six months ended June 30, 2007, net interest income was a lower $3,469,000, compared to $3,767,000 for the six months ended June 30, 2006, resulting in a further decrease in the Bank’s net interest spread and net interest margin.
     The Bank has made provisions for loan losses in four of the past five fiscal years of 2002 through 2006 and for the six months ended June 30, 2007, with a recovery of provisions in 2006. The amounts of provisions were determined in recognition of the Bank’s nonperforming assets, charge-offs, repossessed assets, lending activity, and industry norms. The loan loss provisions were $2,979,000, $558,000, $89,000 and $91,000 in the fiscal years ended December 31, 2002 through 2005, respectively, and $32,000 for the six months ended

Income and Expense (cont.)
     June 30, 2007. The Bank had a $736,000 recovery of loan loss provisions in 2006. The impact of these loan loss provisions and one recovery has been to provide First Federal with a general valuation allowance of $2,008,000 at June 30, 2007, or 1.96 percent of gross loans and 113.6 percent of nonperforming loans.
     Total other income or noninterest income indicated a modest increase from fiscal year 2002 to 2006 with a large increase in 2005 due to a $10.7 million gain on the sale of securities. Noninterest income was $2,496,000 in fiscal year 2002, representing 0.99 percent of assets. Noninterest income for the year ended December 31, 2006, was a similar $2,536,000 and representing 1.15 percent of assets. For the six months ended June 30, 2007, noninterest income was $1,085,000, representing 0.99 percent of assets, annualized. Noninterest income consists primarily of service charges, fees, insurance commissions, gains on sale of loans and securities and other income.
     The Bank’s general and administrative expenses or noninterest expenses increased from $9,245,000 for the fiscal year of 2002 to $9,525,000 for the fiscal year ended December 31, 2006. The dollar increase in noninterest expenses was $280,000 from 2002 to 2006, representing a percentage increase of 3.0 percent or 0.8 percent a year. This increase in operating expenses was due to normal operations. On a percent of average assets basis, operating expenses increased from 3.69 percent of average assets for the fiscal year ended December 31, 2002, to 4.49 percent for the fiscal year ended December 31, 2006, which was higher than the current industry average of approximately 2.34 percent and was impacted due to the Bank’s shrinkage in assets. For the six months ended June 30, 2007, noninterest expenses were $4,631,000, representing a similar 4.36 percent, annualized.
     The net earnings position of First Federal has indicated earnings from 2003 through 2006, with a loss of $82,000 in 2002, and a loss of $26,000 for the six months ended June 30, 2007, or (0.02) percent, annualized. The annual net income figures for the past five fiscal years of 2002 through 2006 were $(82,000), $1,818,000, $988,000, $5,540,000 and $625,000,

Income and Expense (cont.)
representing returns on average assets of (0.03) percent, 0.74 percent, 0.41 percent, 2.44 percent, and 0.29 percent, respectively. The Bank’s net income for the six months ended June 30, 2007, was loss of $26,000, representing an annualized negative ROAA of (0.02) percent.
     Exhibit 7 provides the Bank’s normalized earnings or core earnings for the twelve months ended June 30, 2007. The Bank’s normalized earnings eliminate any nonrecurring income and expense items. There were two adjustments, which were an elimination of $651,000 of the recovery of provision for loan losses and the addition of $330,000 in gains on the sale of securities.
     The key performance indicators comprised of selected operating ratios, asset quality ratios and equity ratios are shown in Exhibit 8 to reflect the results of performance. The Bank’s return on assets decreased from 0.74 percent in fiscal year 2003, to 0.29 percent in fiscal year 2006, and then decreased to (0.02) percent for the six months ended June 30, 2007.
     The Bank’s average net interest rate spread decreased from 3.45 percent in fiscal year 2002 to 3.04 percent in fiscal year 2006 to 2.84 percent for the six months ended June 30, 2007, representing a total decrease of 61 basis points. The Bank’s net interest margin indicated a similar trend, decreasing from 4.15 percent in fiscal year 2002 to 3.62 percent in fiscal year 2006 to 3.44 percent for the six months ended June 30, 2007, representing a total decrease of 71 basis points.
     The Bank’s return on average equity increased from 2002 to 2003 and then decreased from 2003 to 2006, and decreased further for the six months ended June 30, 2007. The return on average equity increased from (0.26) percent in 2002 to 5.66 percent in fiscal year 2003, and then decreased to 1.90 percent in 2006 and to (0.16) percent for the six months ended June 30, 2007, annualized.

Income and Expense (cont.)
     First Federal’s ratio of average interest-earning assets to average interest-bearing liabilities decreased from 122.0 percent at December 31, 2002, to a lower 120.6 percent at June 30, 2007.
     The Bank’s ratio of noninterest expenses to average assets increased from 3.69 percent in fiscal year 2002, to a moderately higher 4.36 percent in the six months ended June 30, 2007, annualized. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the “efficiency ratio.” The industry norm is 58.9 percent with the lower the ratio indicating higher efficiency. The Bank has been characterized with a less favorable efficiency reflected in its higher efficiency ratio, which increased from 77.5 percent in 2002 to 101.7 percent in the six months ended June 30, 2007, annualized.
     Earnings performance can be affected by an institution’s asset quality position. The ratio of nonperforming assets to total assets is a key indicator of asset quality. First Federal experienced a modest increase in its nonperforming asset ratio from fiscal year 2002 to 2006 followed by a decrease in the six months ended June 30, 2007. Nonperforming assets consist of loans delinquent 90 days or more, nonaccruing loans and repossessed assets. The Bank’s nonperforming assets were comprised of nonaccrual loans and real estate owned. The ratio of nonperforming assets to total assets was 2.16 percent at December 31, 2002, and increased to 2.47 percent at December 31, 2006, and then decreased to 0.80 percent at June 30, 2007. The Bank’s allowance for loan losses to loans was 1.96 percent at June 30, 2007, decreasing from 2.84 percent at December 31, 2002. As a percentage of nonperforming loans, First Federal’s allowance for loan losses decreased from 171.0 percent at December 31, 2002, to 113.6 percent at June 30, 2007.
     Exhibit 9 provides the changes in net interest income due to rate and volume changes for the fiscal years of 2005 and 2006, and the six months ended June 30, 2007. In fiscal year 2005, net interest income increased $374,000, due to an increase in interest income of

Income and Expense (cont.)
$75,000, increased by a $299,000 decrease in interest expense. The increase in interest income was due to an increase due to rate of $340,000, reduced by a decrease due to volume of $265,000. The decrease in interest expense was due to a decrease due to volume of $279,000, accented by a decrease due to a change in rate of $20,000.
     In fiscal year 2006, net interest income decreased $1,487,000, due to a decrease in interest income of $313,000, enhanced by a $1,174,000 increase in interest expense. The decrease in interest income was due to a decrease due to volume of $1,039,00, reduced by an increase due to rate of $726,000. The increase in interest expense was due to an increase due to rate of $1,707,000, reduced by a decrease due to volume of $533,000.
     In the six months ended June 30, 2007, net interest income decreased $298,000, due to an increase in interest expense of $455,000, reduced by a $157,000 increase in interest income. The increase in interest income was due to an increase due to rate of $80,000, accented by an increase due to volume of $77,000. The increase in interest expense was due to an increase due to rate of $613,000, reduced by a decrease due to volume of $158,000.
YIELDS AND COSTS
     The overview of yield and cost trends for the years ended December 31, 2004, 2005 and 2006, for the six months ended June 30, 2006 and 2007, and at June 30, 2007, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.
     First Federal’s weighted average yield on its loan portfolio increased 18 basis points from fiscal year 2004 to 2006, from 6.88 percent to 7.06 percent, then increased 29 basis points to 7.35 percent of the six months ended June 30, 2007, and then decreased 33 basis points at June 30, 2007, to 7.02 percent. The yield on securities increased 76 basis points from fiscal

Yields and Costs (cont.)
year 2004 to 2006 from 4.59 percent to 5.35 percent and then increased 10 basis points for the six months ended June 30, 2007, to 5.45 percent, and then increased 34 basis points to 5.79 percent at June 30, 2007. The yield on interest-bearing deposits increased 289 basis points from 2004 to 2006, from 0.94 percent in 2004 to 3.83 percent in 2006, then increased 172 basis points to 5.55 percent for the six months ended June 30, 2007, and then decreased 34 basis points at June 30, 2007, to 5.21 percent. The yield on other interest-earning assets decreased 416 basis points from 2004 to 2006, from 8.22 percent in 2004 to 4.06 percent in 2006, then decreased 26 basis points to 3.80 percent for the six months ended June 30, 2007, and then decreased 83 basis points to 2.97 percent at June 30, 2007. The yield on interest-earning assets increased 70 basis points from fiscal year 2004 to 2006, from 5.46 percent to 6.16 percent, then 19 basis points to 6.35 percent for the six months ended June 30, 2007.
     First Federal’s weighted average cost of interest-bearing liabilities increased 87 basis points from fiscal year 2004 to 2006, which was greater than the Bank’s 70 basis point increase in yield on interest-earning assets, resulting in a decrease in the Bank’s interest rate spread of 17 basis points from 3.21 percent to 3.04 percent from 2004 to 2006. The Bank’s average cost of interest-bearing liabilities then increased 39 basis points to 3.51 percent compared to a 19 basis point increase in yield on interest-earning assets for the six months ended June 30, 2007. The result was a decrease in the Bank’s interest rate spread of 20 basis points to 2.84 percent for the six months ended June 30, 2007. The Bank’s net interest margin decreased from 3.61 percent in fiscal year 2004 to 3.60 percent in fiscal year 2006 and then decreased 16 basis points to 3.44 percent for the six months ended June 30, 2007.

INTEREST RATE SENSITIVITY
     First Federal has monitored its interest rate sensitivity position and focused on maintaining a moderate balance of rate sensitive assets by originating a modest share of adjustable-rate mortgage loans and maintaining a moderate balance of short-term and adjustable-rate mortgage-backed securities. First Federal recognizes the thrift industry’s historically higher interest rate risk exposure, which caused a negative impact on earnings and market value of portfolio equity in the past as a result of significant fluctuations in interest rates, specifically rising rates in the past. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative liabilities commonly referred to as an institution’s “gap”. The larger an institution’s gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in market value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps to minimize their gap position. This frequently results in a decline in the institution’s net interest margin and overall earnings performance. First Federal has responded to the interest rate sensitivity issue by being a more active purchaser of adjustable-rate mortgage-backed securities.
     The Bank measures its interest rate risk through the use of its net portfolio value (“NPV”) of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheet contracts. The NPV for the Bank is calculated on a quarterly basis, by the OTS, showing the change in the NPV for the Bank under rising and falling interest rates. Such changes in NPV under changing rates is reflective of the Bank’s interest rate risk exposure.
     There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

Interest Rate Sensitivity (cont.)
     Exhibit 11 provides the Bank’s NPV as of June 30, 2007, based on OTS calculations and the change in the Bank’s NPV under rising and declining interest rates. The focus of this exposure table is a 200 basis points change in interest rates either up or down.
     The Bank’s change in its NPV at June 30, 2007, based on a rise in interest rates of 100 basis points was a 9.0 percent decrease, representing a dollar decrease in equity value of $3,965,000. In contrast, based on a decline in interest rates of 100 basis points, the Bank’s NPV was estimated to increase 4.0 percent or $1,894,000 at June 30, 2007. The Bank’s exposure increases to an 18.0 percent decrease under a 200 basis point rise in rates. The Bank’s post shock NPV ratio is 16.15 percent at June 30, 2007, and the Bank’s change in its NPV ratio is a negative 286 basis points, based on a 200 basis point increase in interest rates.
     The Bank is aware of its minimal interest rate risk exposure under rapidly rising rates and falling rates, impacted by its higher equity to asset ratio of 14.96 percent. Due to First Federal’s desire to control its interest rate exposure, the Bank has been a more active originator of short term construction loans and adjustable-rate commercial real estate loans and plans to continue this lending strategy.
LENDING ACTIVITIES
     First Federal has focused its lending activity historically on the origination of conventional mortgage loans secured by one- to four-family dwellings with an increasing emphasis on commercial real estate loans and construction loans. Exhibit 12 provides a summary of First Federal’s loan portfolio, by loan type, at December 31, 2002, 2003, 2004, 2005 and 2006, and at June 30, 2007.
     Residential loans secured by one- to four-family dwellings was the primary loan type, representing 30.1 percent of the Bank’s gross loans as of June 30, 2007. This share has seen

Lending Activities (cont.)
a modest increase from 23.3 percent at December 31, 2002. The second largest individual loan type was commercial real estate loans, which represented 25.2 percent of loans at June 30, 2007, increasing from 24.9 percent at December 31, 2002. The third largest loan type as of June 30, 2007, was construction loans, which comprised a 20.2 percent share of gross loans compared to a lesser 16.6 percent as of December 31, 2002. Land loans were the fourth largest loan type at June 30, 2007, which represented 7.0 percent of gross loans, compared to a larger 7.4 percent at December 31, 2002. The final real estate loan type was multi-family loans which represented 5.6 percent of gross loans at June 30, 2007, down from 7.2 percent at December 31, 2002. The five real estate loan types represented 88.1 percent of gross loans at June 30, 2007, compared to a smaller 79.4 percent of gross loans at December 31, 2002.
     Commercial loans represented a small size loan category for First Federal with regard to the amount of loans. Commercial loans totaled $3,213,000 and represented 3.1 percent of total loans at June 30, 2007, compared to a much larger $11,579,000 and 6.8 percent of total loans at December 31, 2002.
     The consumer loan category was the remaining loan category at June 30, 2007, and represented a modest 8.8 percent of gross loans compared to 14.2 percent at December 31, 2002. The primary types of consumer loans are home equity loans, savings account loans, automobile loans and secured and unsecured personal loans. Consumer loans were the fifth largest overall loan type, at June 30, 2007, and the fourth largest loan type at December 31, 2002. The overall mix of loans has experienced some moderate changes from the end of fiscal year 2002 to June 30, 2007, with the Bank witnessing a decrease in the balances of most loan types.
     The emphasis of First Federal’s lending activity is the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located in First Federal’s market area which includes Montgomery County in Tennessee. The Bank also originates interim construction loans on one- to four-family residences to individual owners and

Lending Activities (cont.)
to developers for the construction of multi-family housing projects. At June 30, 2007, 30.1 percent of First Federal’s gross loans consisted of loans secured by one- to four-family residential properties, excluding construction loans. One- to four-family construction loans represented another 14.5 percent of gross loans at June 30, 2007.
     The Bank originates one-year, three-year and five-year adjustable-rate mortgage loans (“ARMs”) and three-year and five-year hybrid loans, which have a fixed rate for the initial term and then convert to an adjustable rate. The initial interest rates on ARMs are indexed to the rate on one-year U. S. Treasury securities adjusted to a constant one-year maturity plus a margin. One-year, three-year, and five-year ARM loans have a maximum rate adjustment of 2.0 percent at each adjustment period and a maximum rate adjustment of 6.0 percent for the life of the loan, with payments based on up to a 30 year loan term. The Bank does not use below market interest rates to attract borrowers. The Bank retains all of the ARM loans which it originates.
     The majority of ARMs have terms of up to 30 years, and fixed rate loans have normal terms of 10 to 30 years. The Bank has retained its ARMs and short term fixed-rate residential mortgage loans. Historically, the majority of First Federal’s one-to four-family mortgage loan portfolio have been fixed-rate mortgage loans, which represented 93.0 percent of one-to four-family mortgage loans at June 30, 2007, with 7.0 percent being ARMs.
     The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent at First Federal, even though the Bank will grant loans with up to a 100 percent loan to value ratio, but private mortgage insurance is generally required for loans with a loan-to-value ratio in excess of 80.0 percent. Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership. The Bank normally exercises its rights under these clauses.

Lending Activities (cont.)
     First Federal originates construction loans in its market area. Construction loans totaled $20.7 million at June 30, 2007, and represented 20.2 percent of loans with $5.8 million of the construction loans for nonresidential real estate and multi-family properties.
     First Federal has also been a relatively active originator of nonresidential real estate loans. The Bank will continue to make nonresidential loans. The Bank had a total of $25.9 million in nonresidential loans at June 30, 2007, or 25.2 percent of gross loans, compared to $42.1 million or 24.9 percent of gross loans at December 31, 2002. The major portion of nonresidential loans is secured by motels, office buildings, retail stores, churches and other commercial properties and are located in the Bank’s primary market area. The Bank also has $7.2 million or 7.0 percent of loans in land loans.
     The Bank has been relatively active in the origination of home equity loans, which totaled $6.8 million at June 30, 2007, representing 6.7 percent of loans. The Bank’s home equity loans are normally adjustable-rate loans with a term of 10 years. The Bank’s home equity loans normally have a loan to value ratio of 80.0 percent, including the first mortgage.
     The Bank also originates commercial loans to area businesses which totaled $3.2 million and represented 3.1 percent of loans at June 30, 2007. Such business loans are term loans rather than lines of credit and are generally secured by equipment, inventory and accounts receivable. First Federal has not been active in automobile lending and also less active in consumer lending. Consumer loans, excluding home equity loans originated, consist primarily of secured and unsecured personal loans, and savings account loans and represented $2.1 million or 2.1 percent of gross loans at June 30, 2007, down from $6.5 million or 3.9 percent of loans at December 31, 2002. Other consumer loans totaled a relatively strong $4.2 million and represented 2.5 percent of gross loans at December 31, 2002.
     Exhibit 13 provides a loan maturity schedule and breakdown and summary of First Federal’s fixed-rate and adjustable-rate loans, indicating a majority of fixed-rate loans. At

Lending Activities (cont.)
June 30, 2007, 89.1 percent of the Bank’s total loans due after June 30, 2007, were fixed-rate and 10.9 percent were adjustable-rate; however, the Bank has a strong 75.8 percent of its loans at June 30, 2007, due in five years or less.
     As indicated in Exhibit 14, First Federal indicated a predominance of one- to four-family loan originations. One- to four-family loan originations totaled $33.9 million in fiscal 2006 and represented 38.6 percent of total loan originations. The second largest loan origination category was construction loans, which totaled $30.7 million and represented 34.9 percent of total originations followed by multi-family and nonresidential loans, which totaled $10.1 million and represented a lesser 11.4 percent of total loan originations. The fourth largest loan origination category in fiscal 2006 was land loans, which totaled $6.9 million and represented 7.8 percent of total originations. The Bank had $87.9 in loan originations in fiscal 2006 with no loan purchases, resulting in a net decrease in total loans of $22.9 million or 18.5 percent and a decrease from $131.0 million in loan originations in 2004.
     In the six months ended June 30, 2007, total loan originations were $59.3 million, up from $35.7 million in the six months ended June 30, 2006, and representing $118.6 million on an annualized basis.
NONPERFORMING ASSETS
     First Federal understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country. A number of financial institutions have been confronted with recent increases in their nonperforming assets and have been forced to recognize losses by setting aside higher valuation allowances. A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including purchased

Nonperforming Assets (cont.)
nonresidential real estate loans. First Federal has been faced with higher balances of delinquent loans and nonperforming assets from December 31, 2002 to June 30, 2007.
     On a monthly basis, First Federal’s management reviews all loans delinquent 30 days or more, to assess their collectibility and to initiate any direct contact with borrowers. When a loan is delinquent, the Bank sends the borrower a late payment notice within 15 days after the payment is due. The Bank then initiates both written and oral communication with the borrower if the loan remains delinquent for 60 days. When the loan becomes delinquent at least 90 days, the Bank will commence foreclosure proceedings. The Bank does not normally accrue interest on loans past due 90 days or more. Most loans delinquent 90 days or more are placed on a nonaccrual status, and at that point in time the Bank pursues foreclosure procedures or may decide to modify the loan or grant a limited moratorium to allow the borrower to reorganize his financial affairs.
     Exhibit 15 provides a summary of First Federal’s delinquent loans at December 31, 2004, 2005 and 2006 and at June 30, 2007. Delinquent loans include loans 30 to 89 days past due and loans 90 days or more past due. The Bank had $2,525,000 in delinquent loans at June 30, 2007, compared to a larger $4,546,000 at December 31, 2004. The delinquent loans included 11.7 percent in loans 90 days or more past due at June 30, 2007, compared to a higher 54.4 percent at December 31, 2004. The delinquent loans consisted of $1,474,000 in one- to four-family loans, $349,000 in multi-family and nonresidential loans, $184,000 in construction loans, $15,000 in land loans, and $490,000 in consumer loans at June 30, 2007.
     Exhibit 16 provides a summary of First Federal’s nonperforming assets at December 31, 2002, 2003, 2004, 2005 and 2006 and at June 30, 2007. Nonperforming assets consist of nonaccrual loans, loans delinquent 90 days or more and real estate owned including other repossessed assets. The Bank has carried a much higher balance of nonperforming assets, from December 31, 2002 to December 31, 2006, and these assets have decreased from December 31, 2002 to June 30, 2007. First Federal’s nonperforming assets decreased in dollars from

Nonperforming Assets (cont.)
$5,416,000 representing 2.16 percent of assets at December 31, 2002, to $1,767,000, representing a lower 0.80 percent of assets at June 30, 2007. At June 30, 2007, First Federal’s nonperforming assets consisted of $1,767,000 in nonaccrual loans, with no loans 90 days or more past due and no real estate owned. The Bank’s nonaccrual loans have decreased from $2,808,000 at December 31, 2002, to $1,767,000 at June 30, 2007, while the Bank’s real estate owned has decreased from $2,598,000 to zero.
     First Federal’s nonperforming assets were lower than its classified assets. The Bank’s classified assets were $3,168,000 or 1.44 percent of assets at June 30, 2007 (reference Exhibit 17). The Bank’s classified assets at June 30, 2007, consisted of $1,585,000 in substandard assets, $1,583,000 in assets classified as doubtful and no assets classified as loss. The Bank had $11,423,000 in classified assets at December 31, 2004, or 4.81 percent of assets, with $9,878,000 classified as substandard, $1,330,000 classified as doubtful and $215,000 classified as loss. The Bank had $8,584,000 in classified assets at December 31, 2006, with $7,110,000 in substandard assets, $308,000 classified as doubtful and no assets classified as loss.
     Exhibit 18 shows First Federal’s allowance for loan losses for fiscal years ended December 31, 2002, 2003, 2004, 2005 and 2006, and at June 30, 2007, indicating the activity and the resultant balances. First Federal has experienced a decrease in its balance of allowance for loan losses from $4,802,000 at December 31, 2002, to $2,008,000 at June 30, 2007, with the major portion of the decrease due to charge-offs. The balance in allowance for loan losses decreased from December 31, 2002, to December 31, 2003, due to higher net charge-offs in 2003 of $2,185,000. The Bank’s ratio of allowance for loan losses to gross loans decreased from 2.84 percent at December 31, 2002, to 1.96 percent at June 30, 2007. The ratio of allowance for loan losses to nonperforming loans was 171.0 percent at December 31, 2002, and a lower 113.6 percent at June 30, 2007, reflecting the decrease in allowance for loan losses.

INVESTMENTS
     The investment securities portfolio of First Federal has been comprised of U.S. Government and federal agency securities, mortgage-backed securities, corporate equity securities, municipal securities and corporate debt securities. Exhibit 19 provides a summary of First Federal’s investment securities at December 31, 2004, 2005 and 2006, and at June 30, 2007, excluding FHLB stock and interest-earning deposits. Investment securities, including available-for-sale and held-to-maturity securities, totaled $47.5 million at December 31, 2004, compared to $93.6 million at June 30, 2007, excluding FHLB stock of $2,872,000 at June 30, 2007. The large increase in investment securities was primarily the result of an increase in U.S. government and federal agency available-for-sale securities by $40.9 million from December 31, 2004 to June 30, 2007. The primary component of investment securities at June 30, 2007, was the U.S. government and federal agency securities, representing 50.6 percent of investments. The investment securities had a weighted average yield of 5.45 percent for the six months ended June 30, 2007. The Bank also had federal funds sold totaling $3.9 million at June 30, 2007, with a yield of 5.55 percent and other interest-bearing deposits totaling $900,000 with a yield of 3.80 percent at June 30, 2007.
DEPOSIT ACTIVITIES
     The change in the mix of deposits from December 31, 2004, to June 30, 2007, is provided in Exhibit 20. There has been a modest change in both total deposits and in the deposit mix during this period. Certificates of deposit experienced a modest decrease in their dollar balance and a decrease in their share of total deposits, declining from 53.8 percent of total deposits at December 31, 2004, to 51.2 percent of total deposits at June 30, 2007. This decrease correlates to the industry norm of a slight decrease in the share of certificates. The major component of certificates had rates between 5.01 percent and 6.00 percent and represented 53.2 percent of certificates at June 30, 2007. Regular savings accounts increased in dollar amount from $15.7 million to $17.5 million, and their share of total deposits increased from 8.6 percent to 9.5 percent from December 31, 2004, to June 30, 2007. NOW or checking accounts

Deposit Activities (cont.)
indicated a decrease from $33.8 million at December 31, 2004, to $27.5 million at June 30, 2007, and their share of total deposits decreased from 18.4 percent to 14.9 percent. Noninterest-bearing checking accounts indicated an increase from $8.7 million at December 31, 2004, to $11.5 million at June 30, 2007, with their share of deposits increasing from 4.8 percent at December 31, 2004, to 6.2 percent at June 30, 2007. Money market accounts increased from $26.3 million at December 31, 2004, to $33.3 million at June 30, 2007, and an increase in their share of total deposits, rising from 14.4 percent to 18.1 percent during the same time period.
     Exhibit 21 shows the Bank’s breakdown in certificates of deposit by maturity at June 30, 2007, and a breakdown in certificates of deposit by rate at December 31, 2004, 2005 and 2006, and at June 30, 2007. First Federal has a strong 84.5 percent of its certificates of deposit maturing in less than one year and another 13.2 percent maturing in one to two years. The major share of certificates had interest rates from 5.01 percent to 6.00 percent responsible for 53.2 percent of certificates with the second largest category having rates between 4.01 percent and 5.00 percent and representing 25.0 percent of certificates.
     Exhibit 22 shows the Bank’s deposit activity for the three years ended December 31, 2004, 2005 and 2006, and for the six months ended June 30, 2006 and 2007. Including interest credited, First Federal experienced net decreases in deposits in the fiscal years ended 2004 and 2005, and in the six months ended June 30, 2006. In fiscal year 2006, there was a net increase in deposits of $5.5 million or 3.2 percent of deposits. In the year ended December 31, 2004, there was a net decrease in deposits of $5.7 million, resulting in a 3.0 percent decrease in deposits followed by a net decrease in deposits of $11.7 million or 6.4 percent of deposits. In the six months ended June 30, 2007, there was a net increase in deposits of $7.5 million or 4.2 percent of deposits.

BORROWINGS
     First Federal has relied on retail deposits as its primary source of funds but has also made use of FHLB advances. Exhibit 22 shows the Bank’s FHLB advances for the past three fiscal years ended December 31, 2004, 2005 and 2006, and at June 30, 2006 and 2007. The Bank had FHLB advances totaling $12.2 million at December 31, 2004, representing 5.1 percent of assets with such advances having decreased to zero at December 31, 2006, and remained at zero at June 30, 2007. The cost of FHLB advances was 5.10 percent at December 31, 2004.
SUBSIDIARIES
     First Federal has no active subsidiaries.
OFFICE PROPERTIES
     First Federal has four full service offices, one drive-thru facility, one ATM site and a total of seven ATM machines, with all of these facilities located in Clarksville, Montgomery County, Tennessee (reference Exhibit 23). First Federal owns all its offices. The Bank’s net investment in its office premises totaled $5,348,000 or 2.43 percent of assets at June 30, 2007.
MANAGEMENT
     The chief executive officer of First Federal is Earl O. Bradley, III. Mr. Bradley joined the Bank in 2005 as chief executive officer and also as a director. Mr. Bradley served as chairman and chief executive officer of MAP Industries, Inc., a manufacturing company, from 2002 to 2005. Prior to that, Mr. Bradley served as regional president of Old National Bank

Management (cont.)
(formerly Heritage Bank) from 1988 to 2001. John T. Halliburton joined First Federal in 2005 as president. Prior to joining First Federal, Mr. Halliburton served as a commercial lending officer at Old National Bank. Mr. Halliburton has been a director since 2006. Patrick A. Greenwell is chief financial officer and has held this position since joining the Bank in 2005. Prior to joining First Federal, Mr. Greenwell was senior vice president-information systems with Wachovia Bank. Franklin G. Wallace is the chief information officer, a position he has held since joining the Bank in 2005. Prior to that, Mr. Wallace was a senior vice president at Old National Bank. Jon R. Clouser serves the Bank as executive vice president, a position he has held since March 2007. From March 2003 to March 2007, Mr. Clouser was executive vice president of Cumberland Bank and Trust, and from March 2000 to March 2003, he was senior vice president of Old National Bank.

II. DESCRIPTION OF PRIMARY MARKET AREA
     First Federal’s market area encompasses Montgomery County in Tennessee. The Bank’s four offices are in the city of Clarksville in Montgomery County, accounting for all of the Bank’s deposits.
     Exhibit 26 provides a summary of key demographic data and trends for Montgomery County, Tennessee and the United States. From 1990 to 2000, population increased in all demographic areas. The population increased by a strong 34.1 percent in Montgomery County, 16.7 percent in Tennessee and 13.2 percent in the United States. Compared to 2000, the population in 2006 indicated another increase of 16.3 percent in Montgomery County, while Tennessee and the United States also indicated growth of an identical 7.9 percent. Projections indicate that population will continue to increase in all areas through 2011. Montgomery County’s population is projected to increase by 12.3 percent, with a projected 6.2 percent increase in Tennessee and a 6.7 percent increase in the United States.
     Montgomery County experienced an increase in households from 1990 to 2000. During those ten years, the number of households increased in Montgomery County by 26.2 percent, in Tennessee by 20.5 percent and in the United States by 14.7 percent. The trend in household growth from 2000 to 2006 indicates an increase in Montgomery County of 31.3 percent. Tennessee indicated an increase of 9.3 percent, slightly higher than the United States’ increase at 8.1 percent. From 2006 through the year 2011, households are projected to increase by 12.9 percent, 6.9 percent and 6.9 percent in Montgomery County, Tennessee and the United States, respectively.
     In 1990, Montgomery County had a per capita income of $11,056 with per capita income of 12,255 in Tennessee and $14,420 in the United States. From 1990 to 2000, per capita income increased in all areas. Montgomery County’s per capita income increased from 1990 to 2000 by 56.2 percent to $17,265. Per capita income increased by 58.2 percent in Tennessee to $19,393 and by 49.7 percent to $21,587 in the United States. From 2000 to 2006, per capita

Description of Primary Market Area (cont.)
income continued to increase by 25.3 percent, 26.3 percent and 21.5 percent to $21,628, 24,488 and $26,228 in Montgomery County, Tennessee and the United States, respectively.
     The 1990 median household income of $25,568 in Montgomery County was higher than the median household income in Tennessee of $24,807 but lower than the $30,056 in the United States. From 1990 to 2000, median household income increased in all areas, with Montgomery County indicating a 52.5 percent increase to $38,981, compared to a 46.6 percent increase to $36,360 in Tennessee and a 39.7 percent increase to $41,994 in the United States. From 2000 to 2006, median household income in Montgomery County was estimated to have increased 23.5 percent to $48,123. Tennessee’s median household income grew 23.7 percent to $44,992, and the United States’ increase was 15.6 percent to $48,534 from 2000 to 2006. From 2006 to 2011, median household income is projected to increase by 17.8 percent in Montgomery County, by 18.1 percent in Tennessee and by 25.1 percent in the United States. Based on those rates of increase, by 2011, median household income is projected to be $56,676 in Montgomery County, $53,128 in Tennessee, and $60,704 in the United States.
     Exhibit 27 provides a summary of key housing data for Montgomery County, Tennessee and the United States. In 1990, Montgomery County had a rate of owner-occupancy of 61.1 percent, lower than other areas, with Tennessee and the United States at 68.0 percent and 64.2 percent, respectively. As a result, Montgomery County supported a higher rate of renter-occupied housing of 38.9 percent, compared to 32.0 percent in Tennessee and 35.8 percent in the United States. In 2000, owner-occupied housing increased in Montgomery County to 63.5 percent, and also increased in Tennessee and the United States to 69.9 percent and 66.2 percent, respectively. Conversely, the renter-occupied rates decreased in Montgomery County to 36.5 percent and in Tennessee and the United States to 30.1 percent and 33.8 percent, respectively.
     Montgomery County’s1990 median housing value was $58,200 with Tennessee at a similar $58,000 and the United States at a higher $78,500. The 1990 median rent in

Description of Primary Market Area (cont.)
Montgomery County was $373 compared to Tennessee at $357 and the United States at $374. In 2000, median housing values had increased in Montgomery County, Tennessee and the United States. Montgomery County had a 2000 median housing value of $85,100 with Tennessee at $93,000 and the United States at $119,600. The 2000 median rents were $549 in Montgomery County and $505 and $602 in Tennessee and the United States, respectively.
     In 1990, the major source of employment in Montgomery County by industry sector, based on share of employment, was the services sector with an average of 39.4 percent. The services sector was also the source of the majority of employment in Tennessee and the United States with 33.5 percent of employment in Tennessee and 34.0 percent in the United States (reference Exhibit 28). The wholesale/retail sector was the second major employment source in the market area at 23.7 percent, accounting for a higher 27.5 percent in the United States. In Tennessee, the manufacturing sector was the second major employer at 23.3 percent of employment. The manufacturing sector was the third major employment sector in Montgomery County at 18.1 percent, also third in the United States at 19.2 percent, with the wholesale/retail sector third in Tennessee at 21.3 percent. The construction sector, finance, insurance and real estate sector, transportation/utilities sector, and the agriculture/mining sector combined to provide 18.8 percent of employment in Montgomery County, 21.9 percent in Tennessee and 19.3 percent in the United States.
     In 2000, the services industry, manufacturing industry and wholesale/retail trade provided the first, second and third highest sources of employment, respectively, for Montgomery County, similar Tennessee with the United States again having a slightly higher amount of persons employed in the wholesale/retail sector than the manufacturing sector. The services industry accounted for 47.3 percent, 42.3 percent and 46.7 percent in Montgomery County, Tennessee and the United States, respectively. The manufacturing provided for 16.1 percent, 18.9 percent and 14.1 percent in Montgomery County, Tennessee and the United States, respectively. The wholesale/retail sector provided 15.2 percent, 15.6 percent and 15.3 percent of employment in Montgomery County, Tennessee and the United States, respectively.

Description of Primary Market Area (cont.)
     Some of the largest employers in the area are listed below.

		Number of
Employer	Business	Employees
Clarksville-Montgomery County School System	Education	2,900
Convergys Corporation	Computer software	1,400
Trane Company	Heating & Air Conditioning Equipt.	1,400
Gateway Health Systems	Health Care	1,200
Quebecor	Magazines, catalogs, inserts	1,000
City of Clarksville	Government	989
Montgomery County	Government	850
Austin Peay State University	Education	732
Jostens, Printing & Publishing Division	Yearbooks & Commercial Printing	600
Robert Bosch Corp.	Hubs, Rotors & Corner Modules	500
Bridgestone Metalpha USA	Steel Cord	400
     Unemployment rates are another key economic indicator. Exhibit 29 shows the unemployment rates in Montgomery County, Tennessee and the United States in 2003 through June of 2007. Montgomery County has been generally characterized by lower unemployment rates compared to both Tennessee and the United States. In 2003, Montgomery County had an unemployment rate of 5.1 percent, compared to rates of 5.7 percent in Tennessee and 6.0 percent in the United States. Unemployment rates decreased in 2004, to 4.9 percent in Montgomery County, 5.5 percent in Tennessee and 5.5 percent in the United States. In 2005, Montgomery County and Tennessee had unemployment rate increases, while the rate in the United States continued to decrease. Montgomery County had an unemployment rate of 5.0 percent, while Tennessee increased to 5.6 percent and the United States decreased to 5.1 percent. In 2006, unemployment rates decreased to 4.8 percent, 4.1 percent, and 4.3 percent in Montgomery County, Tennessee and the United States, respectively. Through June of 2007, unemployment rates were 4.5 percent, 4.4 percent and 4.7 percent in Montgomery County, Tennessee and the United States, respectively.

Description of Primary Market Area (cont.)
     Exhibit 30 provides deposit data for banks and thrifts in Montgomery County. At June 30, 2006, First Federal was the only thrift institution in Montgomery County and had deposits of $173.4 million, which represented a small 11.6 percent share of the $1.5 billion of total deposits in Montgomery County. It is evident from the size of the thrift and bank deposits that the market area has a moderate deposit base, with the 48 banking offices representing 10 institutions having average deposits of $31.1 million
     Exhibit 31 provides interest rate data for each quarter for the years 2002 through 2006. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a declining trend in 2002 and then a basically flat trend in 2003. This trend indicates some increase in One-Year Treasury Bills and 30-Year Treasury Notes. Then rates indicated constant increases each quarter in 2005 and continuing at a strong pace in the first quarter of 2006 and then stabilizing for the remainder of 2006. In the first half of 2007, rates on Thirty-Year Treasuries increased, resulting in a reversal of the inverted yield curve.
SUMMARY
     Montgomery County, has experienced an strong increase in population and households since 1990. Such a pattern is projected to continue from 2006 through 2011, but at a lower rate. Montgomery County indicated a lower per capita income and lower median household income than the United States. In both 1990 and 2000, the median rent in Montgomery County was lower than Tennessee’s median rent as well as the national average. In 1990 and 2000, Montgomery County’s median housing value was slightly lower than in Tennessee and much lower than the United States’ median housing value. Montgomery County has had slightly lower unemployment rates compared to Tennessee and the United States. Finally, the market area is a competitive financial institution market dominated by banks with a total market area deposit base for banks and thrifts of $1.5 billion.

III. COMPARABLE GROUP SELECTION
Introduction
     Integral to the valuation of the Corporation is the selection of an appropriate group of publicly-traded thrift institutions, hereinafter referred to as the “comparable group”. This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation’s pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly-traded, FDIC-insured thrifts in the United States and all publicly-traded, FDIC-insured thrifts in the Midwest region and in Tennessee.
     Exhibits 32 and 33 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 204 publicly-traded, FDIC-insured thrifts in the United States (“all thrifts”), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 32 and 33 also subclassify all thrifts by region, including the 78 publicly-traded Midwest thrifts (“Midwest thrifts”) and the 5 publicly-traded thrifts in Tennessee (“Tennessee thrifts”), and by trading exchange. Exhibit 34 presents price trends for all thrift conversions, including first stage mutual holding company transactions and second stage conversions completed between January 1, 2006, and August 15, 2007. Exhibit 34A presents price trends for all full conversions completed between January 1, 2005, and August 15, 2007.
     The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of First Federal as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution’s

Introduction (cont.)
operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of First Federal’s basic operation.
     Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.
GENERAL PARAMETERS
Merger/Acquisition
     The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction. As of August 15, 2007, one potential comparable group candidate, Great Pee Dee Bancorp, Inc., had to be eliminated due to involvement in a merger/acquisition transaction.
     There is are no pending merger/acquisition transaction involving thrift institutions in First Federal’s city, county or market area, as indicated in Exhibit 35.
Mutual Holding Companies
     The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly-traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly-traded

Mutual Holding Companies (cont.)
holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the considerably smaller universe of 73 publicly-traded mutual holding companies as well between those 73 entities and the larger universe of conventional, publicly-traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly-traded institutions. In our opinion it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned. Exhibit 36 presents pricing ratios and Exhibit 37 presents key financial data and ratios for the 73 publicly-traded, FDIC-insured mutual holding companies in the United States. All thrift institutions that were potential comparable group candidates but were in the mutual holding company form were not considered.
Trading Exchange
     It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution’s stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 277 publicly-traded, FDIC-insured institutions, including 73 mutual holding companies, 14 are traded on the New York Stock Exchange, 6 are traded on the American Stock Exchange and 148 are listed on NASDAQ, 74 are traded on the OTC Bulletin Board and 35 are listed in the Pink Sheets.

IPO Date
     Another general parameter for the selection of the comparable group is the initial public offering (“IPO”) date, which must be at least four quarterly periods prior to the trading date of August 15, 2007, used in this report, in order to insure at least four consecutive quarters of reported data as a publicly-traded institution. The resulting parameter is a required IPO date prior to June 30, 2006.
Geographic Location
     The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to Delanco, including the western and southwestern states.
     The geographic location parameter consists of New England, Mid-Atlantic, Midwest and Southeast states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.
Asset Size
     Asset size was another key parameter used in the selection of the comparable group. The range of total assets for any potential comparable group institution was $800 million or less, due to the general similarity of asset mix and operating strategies of institutions within this asset

Asset Size (cont.)
range, compared to First Federal, with assets of approximately $219.7 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.
     In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.
SUMMARY
     Exhibits 38 and 39 show the 45 institutions considered as comparable group candidates after applying the general parameters, with the shaded lines denoting the institutions ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section.
BALANCE SHEET PARAMETERS
Introduction
     The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 38. The balance sheet ratios consist of the following:
1.	Cash and investments to assets

2.	Mortgage-backed securities to assets

3.	One- to four-family loans to assets

4.	Total net loans to assets

5.	Total net loans and mortgage-backed securities to assets

Introduction (cont.)
6.	Borrowed funds to assets

7.	Equity to assets
     The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from First Federal with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from First Federal. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution’s equity and borrowed funds ratios, which are separate parameters.
Cash and Investments to Assets
     The Bank’s ratio of cash and investments, excluding mortgage-backed securities, to assets was 30.35 percent at June 30, 2007, and reflects First Federal’s considerably larger share of investments compared to national and regional averages, and also higher than the average for Tennessee thrifts. The Bank’s investments have consisted primarily of federal agency securities, municipal securities and deposits in other financial institutions. During the six months ended June 30, 2007, First Federal maintained a generally constant ratio of cash and investments to assets, following a moderate increase from 29.20 percent at December 31, 2005, to 37.35 percent at December 31, 2006. The dollar amount of the Bank’s cash and investments increased from $61,625,000 at December 31, 2005, to $78,483,000 at December 31, 2006, and to $82,386,000 at March 31, 2007, before decreasing to $66,692,000 at June 30, 2007.
     It should be noted that, for the purposes of comparable group selection, First Federal’s $2.9 million balance of Federal Home Loan Bank stock at June 30, 2007, is included in the other assets category, rather than in cash and investments, in order to be consistent with reporting requirements and sources of statistical and comparative analysis related to the universe of comparable group candidates and the final comparable group.

Cash and Investments to Assets (cont.)
     The parameter range for cash and investments is fairly broad due to First Federal’s current average balance of cash and investments, related to the general volatility of this parameter and institutions’ varying liquidity options and approaches, including the purchase of mortgage-backed and mortgage derivative securities. The range has been defined as 40.0 or less of assets, with a midpoint of 20.0 percent.
Mortgage-Backed Securities to Assets
     At June 30, 2007, First Federal’s ratio of mortgage-backed securities to assets was a higher 16.3 percent compared to the regional average of 6.0 percent and the national average of 8.7 percent for publicly-traded thrifts. The Bank’s two most recent calendar year average was a modestly lower 11.2 percent, with First Federal’s share of mortgage-backed securities remaining materially constant at 11.9 percent and 10.4 percent of assets at December 31, 2005 and 2006, respectively.
     Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 20.0 percent or less of assets and a midpoint of 10.0 percent.
One- to Four-Family Loans to Assets
     First Federal’s lending activity is focused on the origination of residential mortgage loans secured by one- to four-family dwellings. One- to four-family loans, including construction loans, represented 21.9 percent of the Bank’s assets at June 30, 2007, which is lower than the national average of 45.1 percent. The parameter for this characteristic requires any comparable

One- to Four-Family Loans to Assets (cont.)
group institution to have 50.0 percent or less of its assets in one- to four-family loans with a midpoint of 25.0 percent.
Total Net Loans to Assets
     At June 30, 2007, First Federal had a 47.3 percent ratio of total net loans to assets and a similar two calendar year average of 49.5 percent, both being lower than the national average of 71.8 percent for publicly-traded thrifts. The Bank’s current ratio is also lower than the regional average of 75.3 percent and the state average of 71.7 percent. The Bank’s ratio of total net loans to assets has demonstrated a declining trend during the last four fiscal years, but remained constant at June 30, 2007.
     The parameter for the selection of the comparable group is from 35.0 percent to 80.0 percent with a midpoint of 57.5 percent. The wider range is due to the fact that, as the referenced national and regional averages indicate, many institutions hold a greater volume of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to First Federal.
Total Net Loans and Mortgage-Backed Securities to Assets
     As discussed previously, First Federal’s shares of mortgage-backed securities to assets and total net loans to assets were 16.3 percent and 47.3 percent, respectively, for a combined share of 63.6 percent. Recognizing the industry and regional ratios of 8.7 percent and 6.0 percent, respectively, of mortgage-backed securities to assets, the parameter range for the comparable group in this category is 40.0 percent to 85.0 percent, with a midpoint of 62.5 percent.

Borrowed Funds to Assets
     First Federal was absent borrowed funds at June 30, 2007, following a nominal 1.9 percent ratio of borrowed funds to assets at March 31, 2007. At December 31, 2006, the Bank had no borrowed funds compared to $12.2 million or 5.5 percent of total assets at December 31, 2005.
     The use of borrowed funds by some banks indicates an alternative to retail deposits and may provide a source of longer term funds. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The institutional demand for borrowed funds had increased, due to the greater competition for deposits and higher interest rates, resulting in an increase in borrowed funds by many banks as an alternative to higher cost and/or longer term certificates. Rising interest rates resulted in some moderation of borrowings in the banking industry, particularly among nonpublicly-traded banks. The ratio of borrowed funds to assets, therefore, does not typically indicate higher risk or more aggressive lending, but primarily an alternative to retail deposits.
     The range of borrowed funds to assets is 30.0 percent or less with a midpoint of 15.0 percent.
Equity to Assets
     First Federal’s equity to assets ratio was 14.67 percent at June 30, 2007, 15.41 percent at December 31, 2006, and 14.74 percent at December 31, 2005. After conversion, based on the midpoint value of $48.0 million, with approximately 50.0 percent of the net proceeds of the public offering going to the Bank, First Federal’s equity is projected to stabilize in the area of 20 percent of assets. Based on that equity ratio, we have defined the equity ratio parameter to be 7.0 percent to 25.0 percent with a midpoint ratio of 16.0 percent.

PERFORMANCE PARAMETERS
Introduction
     Exhibit 39 presents five parameters identified as key indicators of First Federal’s earnings performance and the basis for such performance both historically and during the four quarters ended June 30, 2007. The primary performance indicator is the Bank’s return on average assets (ROAA). The second performance indicator is the Bank’s return on average equity (ROAE). To measure the Bank’s ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Bank is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets. The final performance indicator is the Bank’s ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.
Return on Average Assets
     The key performance parameter is the ROAA. For the twelve months ended June 30, 2007, First Federal’s ROAA was 0.03 percent based on core earnings after taxes of $66,000 and its net ROAA was a 0.19 percent based on net earnings of $409,000, as detailed in Item I of this Report. The Bank’s core ROAA over its most recent two calendar years was 0.74 percent in 2005 and 0.13 percent in 2006.
     Considering the historical and current earnings performance of First Federal, the range for the ROAA parameter based on core income has been defined as 0.70 percent or less with a midpoint of 0.35 percent.

Return on Average Equity
     The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Bank’s position. This parameter does not provide as much meaning for a recently converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the recently converted thrift and the inability to accurately reflect a mature ROAE for the recently converted thrift relative to other stock institutions.
     Prior to the anticipated stock offering, the Bank’s ROAE for the twelve months ended June 30, 2007, was 1.29 percent based on net income and 0.21 percent based on core income. The parameter range for the comparable group, based on core income, is 10.0 percent or less with a midpoint of 5.0 percent.
Net Interest Margin
     First Federal had a net interest margin of 3.45 percent for the twelve months ended June 30, 2007, representing net interest income as a percentage of average interest-earning assets. The Bank’s net interest margin in 2005 and 2006 was 3.56 percent and 3.30 percent, respectively, with a two calendar year average of 3.43 percent.
     The parameter range for the selection of the comparable group is from a low of 2.25 percent to a high of 4.25 percent with a midpoint of 3.25 percent.
Operating Expenses to Assets
     For the twelve months ended June 30, 2007, First Federal had a 4.49 percent ratio of operating expense to average assets. In 2005 and 2006, the Bank’s expense ratios were a modestly higher 4.71 percent and 4.53 percent, respectively. The Bank’s current operating

Operating Expenses to Assets (cont.)
expense ratio remains considerably higher than the averages of 2.16 percent for publicly traded Midwest savings institutions and 2.17 percent for all publicly-traded savings institutions. For all FDIC-insured thrift institutions, the ratio of noninterest expense to average assets was a higher 2.35 percent for the twelve months ended June 30, 2007.
     The operating expense to assets parameter for the selection of the comparable group is from a low of 2.25 percent to a high of 4.50 percent with a midpoint of 3.38 percent.
Noninterest Income to Assets
     Compared to all publicly-traded thrifts, First Federal has historically experienced a considerably higher than average dependence on noninterest income as a source of additional income. The Bank’s noninterest income was $2,369,000 or 1.10 percent of average assets for the twelve months ended June 30, 2007, compared to a similar 1.21 percent average for publicly-traded thrift institutions during that period. For the twelve months ended June 30, 2007, Midwest thrifts and Tennessee thrifts had ratios of 0.81 percent and 0.62 percent, respectively. The Bank’s ratio of noninterest income to average assets was 1.57 percent in 2005 and 1.21 percent in 2006.
     The range for this parameter for the selection of the comparable group is 2.00 percent of average assets or less, with a midpoint of 1.00 percent.

ASSET QUALITY PARAMETERS
Introduction
     The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 39. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of First Federal. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.
Nonperforming Assets to Assets
     First Federal’s ratio of nonperforming assets to assets was 0.80 percent at June 30, 2007, which was higher than the national averages of 0.83 percent for publicly-traded thrifts and 1.21 percent for Midwest thrifts. The Bank’s ratio was 1.69 percent and 2.82 percent at December 31, 2005 and 2006, respectively, averaging 2.26 percent for those two calendar years.
     The parameter range for nonperforming assets to assets has been defined as 2.00 percent of assets or less with a midpoint of 1.00 percent.
Repossessed Assets to Assets
     First Federal had no repossessed assets at June 30, 2007, but had repossessed assets of $519,000 or 0.24 percent of assets and $946,000 or 0.44 percent of assets at December 31, 2005 and 2006, respectively.
     The range for the repossessed assets to total assets parameter is 1.00 percent of assets or less with a midpoint of 0.50 percent.

Loans Loss Reserves to Assets
     First Federal had an allowance for loan losses of $2,008,000, representing a loan loss allowance to total assets ratio of 0.91 percent, at June 30, 2007, which is lower than its ratios of 1.43 percent at December 31, 2005, and 0.95 percent at December 31, 2006. For those two calendar years, the Bank’s loan loss reserve averaged 1.19 percent of assets.
     The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.25 percent of assets.
THE COMPARABLE GROUP
     With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 40, 41 and 42. The comparable group institutions range in size from $218.3 million to $645.8 million with an average asset size of $379.5 million and have an average of 8.3 offices per institution. One of the comparable group institutions was converted in 1987, one in 1994, two in 1996, two in 1999, one in 2001, two in 2003 and one in 2005. All ten of the comparable group institutions are traded on NASDAQ and all are insured by the recently consolidated DIF. The comparable group institutions as a unit have a ratio of equity to assets of 10.29 percent, which is similar to all publicly-traded thrift institutions in the United States at 10.30 percent but 23.3 percent lower than the five publicly-traded thrift institutions in Tennessee, which averaged 13.99 percent. For their most recent four quarters, the comparable group indicated a core return on average assets of 0.33 percent, lower than all publicly-traded thrifts at 0.72 percent and lower than publicly-traded Tennessee thrifts at 0.81 percent.

IV.	ANALYSIS OF FINANCIAL PERFORMANCE
     This section reviews and compares the financial performance of First Federal to all publicly-traded thrifts, to publicly-traded thrifts in the Midwest region and to Tennessee thrifts, as well as to the ten institutions constituting First Federal’s comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 42 through 48.
     As presented in Exhibits 43 and 44, at June 30, 2007, First Federal’s total equity of 14.67 percent of assets was higher than the 10.89 percent for the comparable group, the 10.98 percent for all thrifts, the 10.32 percent for Midwest thrifts and the 14.07 percent ratio for the five Tennessee thrifts. The Bank had a 47.29 percent share of net loans in its asset mix, considerably lower than the comparable group at 69.87 percent, and more notably lower than all thrifts at 71.82 percent, Midwest thrifts at 75.27 percent and Tennessee thrifts at 71.67 percent. First Federal’s share of net loans, lower than industry averages, is primarily the result of its larger share of cash and investments and secondarily by its larger share of mortgage-backed securities. The comparable group had a lower 15.95 percent share of cash and investments compared to the Bank at 30.35 percent, and a modestly lower 7.13 percent share of mortgage-backed securities compared to the Bank’s 16.26 percent. All thrifts had 8.71 percent of assets in mortgage-backed securities and 13.47 percent in cash and investments. First Federal’s 83.77 percent share of deposits was higher than the comparable group and Tennessee thrifts, and also higher than all thrifts and Midwest thrifts, reflecting the Bank’s absence of borrowed funds. The comparable group had deposits of 70.15 percent and borrowings of 17.94 percent. All thrifts averaged a 61.04 percent share of deposits and 26.54 percent of borrowed funds, while Midwest thrifts had a 66.27 percent share of deposits and a 22.97 percent share of borrowed funds. Tennessee thrifts averaged a 75.00 percent share of deposits and a 8.82 percent share of borrowed funds. First Federal had a very small 0.01 percent ratio of intangible assets to total at June 30, 2007, compared to 0.62 percent for the comparable group, 0.82 percent for all thrifts, 0.62 percent for Midwest thrifts and 0.08 percent for Tennessee thrifts.

Analysis of Financial Performance (cont.)
     Operating performance indicators are summarized in Exhibits 45, 46 and 47 and provide a synopsis of key sources of income and key expense items for First Federal in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.
     As shown in Exhibit 47, for the twelve months ended June 30, 2007, First Federal had a yield on average interest-earning assets lower than the comparable group, all thrifts, Midwest thrifts and Tennessee thrifts. The Bank’s yield on interest-earning assets was 6.23 percent compared to the comparable group at 6.28 percent, all thrifts at 6.44 percent, Midwest thrifts at 6.49 percent and Tennessee thrifts at 6.75 percent.
     The Bank’s cost of funds for the twelve months ended June 30, 2007, was lower than the comparable group, all thrifts, Midwest thrifts, and Tennessee thrifts. First Federal had an average cost of interest-bearing liabilities of 3.14 percent compared to 3.62 percent for the comparable group, 3.72 percent for all thrifts, 3.75 percent for Midwest thrifts and 3.71 percent for Tennessee thrifts.
     The Bank’s lower yield on interest-earning assets and lower cost of interest-bearing liabilities resulted in a net interest spread of 3.09 percent, which was higher than the comparable group at 2.66 percent, all thrifts at 2.72 percent, Midwest thrifts at 2.74 and Tennessee thrifts at 3.04 percent. First Federal generated a net interest margin of 3.45 percent for the twelve months ended June 30, 2007, based on its ratio of net interest income to average interest-earning assets, which was moderately higher than the comparable group ratio of 2.82 percent. All thrifts averaged a lower 3.01 percent net interest margin for the trailing four quarters, with Midwest thrifts at 3.02 percent and Tennessee thrifts at 3.36 percent.
     First Federal’s major source of earnings is interest income, as indicated by the operations ratios presented in Exhibits 45 and 46. The Bank had a recapture of $741,000 of its previous provision for loan losses during the twelve months ended June 30, 2007, representing 0.35 percent of average assets taken back into earnings. The comparable group indicated a provision

Analysis of Financial Performance (cont.)
representing 0.04 percent of assets, with all thrifts at 0.25 percent, Midwest thrifts at 0.21 percent and Tennessee thrifts at 0.03 percent.
     The Bank’s noninterest income was $2,369,000 or 1.10 percent of average assets for the twelve months ended June 30, 2007. The comparable group had a 0.82 percent ratio noninterest income to average assets, which was lower than all thrifts at 1.21 percent, similar to Midwest thrifts at 0.81 percent and higher than Tennessee thrifts at 0.62 percent. For the twelve months ended June 30, 2007, First Federal’s operating expense ratio was 4.49 percent of average assets, which was significantly higher than the comparable group at 2.95 percent, all thrifts at 2.17 percent, Midwest thrifts at 2.16 percent and Tennessee thrifts at 2.75 percent.
     The overall impact of First Federal’s income and expense ratios is reflected in the Bank’s negative core earnings and core return on assets and positive but modest positive net earnings and net return on assets. For the twelve months ended June 30, 2007, the Bank had a core ROAA of 0.03 percent and a net ROAA of 0.19 percent, reflecting its core earnings of $66,000 and positive net earnings of $409,000, as indicated in Section I and Exhibit 7 of this Report. For its most recent four quarters, the comparable group had a core ROAA of 0.33 percent and a similar net ROAA of 0.32 percent. All publicly-traded thrifts averaged a higher 0.72 percent core ROAA, with Midwest thrifts at 0.61 percent and Tennessee thrifts at 0.81 percent.

V.	MARKET VALUE ADJUSTMENTS
     This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of First Federal with the comparable group. These adjustments will take into consideration such key items as earnings performance and growth potential, market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted, however, that all of the institutions in the comparable group have their differences among themselves and from the Bank, and as a result, such adjustments become necessary.
EARNINGS PERFORMANCE
     In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, the amounts and ratios of current and historical classified assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of non-interest income, and the amount of non-interest expenses.
     As discussed earlier, the Bank’s historical business model has focused on increasing its noninterest income; maintaining a reasonable net interest margin; attaining a lower ratio of nonperforming assets; monitoring and strengthening its ratio of interest sensitive assets relative to interest sensitive liabilities, thereby maintaining its sensitivity measure and its current minimal interest rate risk; maintaining adequate allowances for loan losses to reduce the impact of any unforeseen charge-offs, and striving to reduce and control its overhead expenses and improve its efficiency ratio. In the future, following its stock offering, it will be the objective of the Bank to increase its net interest spread and margin, increase its noninterest income, increase the amount and consistency of its net income, increase its return on assets and return

Earnings Performance (cont.)
on equity, and reduce and stabilize its overhead expenses within the context of its branch network.
     Earnings are generally related to an institution’s ability to generate loans and/or to increase its loan portfolio through loan purchases and participations at favorable rates. The Bank was an active originator of both mortgage loans and non-mortgage loans during the three and twelve months ended June 30, 2007, although in those periods as well as the calendar years ended December 31, 2006 and 2005, nonmortgage loans constituted a considerably smaller share of loan originations. During the first half of 2007, total loans increased by $4.1 million based on originations of $61.4 million, including an increase of $2.0 million in loans available for sale, principal reductions of $40.0 million and loan sales of $17.4 million. Of those loan originations, $12.1 million or 19.7 percent represented nonmortgage loans compared to a much lower 7.2 percent during the twelve months ended December 31, 2006. During the twelve months ended June 30, 2007, total loan originations were $113.6 million with 87.3 percent constituting residential and nonresidential mortgage loans. It should be noted that 41.9 percent of the loans originated during the six months ended June 30, 2007, and 48.2 percent of the loans originated during the twelve months ended June 30, 2007, were high risk real estate loans, defined as real estate loans secured by other than 1-4 family residential properties. Overall, during the twelve months ended June 30, 2007, 35.4 percent of loans originated by the Bank were secured by 1-4 family residential properties, similar to 36.5 percent of loans originated during the six months ended June 30, 2007.
     From June 30, 2006, to June 30, 2007, total net loans receivable decreased by $1.6 million or 1.5 percent from $102.3 million to $103.9 million. From December 31, 2005, to June 30, 2007, total loans receivable decreased by $16.9 million or 14.0 percent from $120.8 million to $103.9 million, an average annualized decrease of 9.3 percent. During that six quarter period, all loan categories except nonresidential construction loans and land loans indicate shrinkage, with nonresidential real estate loans indicating the greatest $7.7 million decrease, followed by

Earnings Performance (cont.)
consumer loans and 1-4 family residential loans, which decreased by $6.1 million and $5.8 million, respectively.
     With a considerably smaller share of loans in its asset mix compared to the comparable group, the impact of First Federal’s lending efforts has been to generate a modestly lower 6.23 percent yield on average interest-earning assets for the twelve months ended June 30, 2007, compared to a higher 6.28 percent for the comparable group, 6.44 percent for all thrifts and 6.49 percent for Midwest thrifts. The Bank’s ratio of interest income to average assets was 5.86 percent for the twelve months ended June 30, 2007, which was modestly higher than the comparable group at 5.78 percent, but lower than all thrifts at 6.05 percent, Midwest thrifts at 6.07 percent and Tennessee thrifts at 6.34 percent.
     First Federal’s 3.14 percent cost of interest-bearing liabilities for the twelve months ended June 30, 2007, was lower than the comparable group at 3.62 percent, all thrifts at 3.72 percent, Midwest thrifts at 3.75 percent and Tennessee thrifts at 3.71 percent. The Bank’s resulting net interest spread of 3.09 percent for the twelve months ended June 30, 2007, was higher than the comparable group at 2.66 percent, all thrifts at 2.72 percent and Midwest thrifts at 3.04 percent. The Bank’s net interest margin of 3.45 percent, based on average interest-earning assets for the twelve months ended June 30, 2007, was higher than the comparable group at 2.82 percent, all thrifts at 3.01 percent and Midwest thrifts at 3.02 percent.
     The Bank’s ratio of noninterest income to average assets was 1.18 percent for the twelve months ended June 30, 2007, which includes $869,000 of gains on the sale of loans and a loss of $330,000 on the sale of securities. Net of those gains and losses, First Federal’s ratio of noninterest income to average assets was a lower 0.85 percent. The comparable group’s ratio of noninterest income to assets was 0.82 percent, with all thrifts at 1.21 percent and Midwest thrifts at 0.81 percent.

Earnings Performance (cont.)
     Operating expenses incurred by the Bank were a significant 52.2 percent higher than the comparable group and even more significantly higher than all thrifts, Midwest thrifts and Tennessee thrifts. For the twelve months ended June 30, 2007, First Federal had an operating expenses to assets ratio of 4.49 percent compared to 2.95 percent for the comparable group, 2.17 percent for all thrifts, 2.16 percent for Midwest thrifts and 2.75 percent for Tennessee thrifts.
     For the twelve months ended June 30, 2007, First Federal generated higher noninterest income, higher noninterest expenses and a higher net interest margin relative to its comparable group. Further, First Federal recaptured and took into income $741,000 in previous provisions for loan losses, which resulted in positive net earnings of $409,000 based on an effective tax rate of 26.6 percent for the twelve months ended June 30, 2007. Consequently, the Bank had a positive net ROAA of 0.19 percent for that period. As indicated in Exhibit 7, First Federal’s recaptured provision for loan losses is considered to be a nonrecurring item and was the basis for the derivation of lower core earnings of $66,000, which generated a core ROAA of 0.03 percent for the twelve months ended June 30, 2007. For the twelve months ended June 30, 2007, the comparable group had a core ROAA of 0.33 percent, while all thrifts indicated a higher 0.72 percent. The comparable group had a net ROAA of 0.32 percent for the twelve months ended June 30, 2007, with all thrifts at 0.76 percent and Midwest thrifts at 0.62 percent.
     The earnings stream and net earnings of First Federal will continue to be dependent on the overall trends in interest rates and its net interest margin, as well as the consistency, reliability and variation of its noninterest income and overhead expenses. With the exception of calendar 2005 when the Bank experienced significant one time gains on the sale of FHLMC and Intrieve stock, First Federal’s noninterest income indicated relatively mild fluctuation from calendar 2003 to 2006, including the twelve months ended June 30, 2007.
     The Bank’s overhead expenses and its ratio of noninterest expenses to average assets indicates a steadily increasing trend in calendar years 2003 to 2006 and for the twelve months ended June 30, 2007. The Bank’s net interest margin, higher than the comparable group, has

Earnings Performance (cont.)
been the result of its lower yield on assets, offset by its lower cost of funds. First Federal’s cost of interest-bearing liabilities is likely to experience only modest fluctuation during the next few years, with short term rates projected to increase modestly in 2007 through 2009, before flattening in 2010. Modest upward pressure on lending rates is also anticipated. First Federal’s composite yield on interest-earning assets is likely to increase modestly to moderately, based on the mix and repricing interval of the Bank’s loan portfolio, although the predominance of fixed-rate loans will limit the potential for increase. Although First Federal anticipates additional branching during the next few years, it is likely that competition from both financial institutions and mortgage companies will limit the Bank’s ability to significantly increase rates on individual mortgage and non-mortgage loan products. Integral to that growth strategy, the goal of which is to increase loans and deposits, is the very competitive pricing of its loan and deposit products. Consequently, the Bank projects gradual and modest improvement in performance metrics, including noninterest income, net interest margin, efficiency ratio, ROAA and ROAE during the three year planning horizon through 2010.
     It is also recognized that First Federal’s modestly positive 0.19 percent net ROAA for the twelve months ended June 30, 2007, compared to the lower than average but higher net ROAA of its comparable group, was also only modestly positive in calendar 2006, indicating an ROAA of 0.28 percent. The Bank’s dollar net interest income before provision for loan losses was 18.1 percent less in 2006 than in 2002 and indicated a further annualized decline in the first quarter of 2007. In spite of a 17.9 percent decrease in total assets since 2002, the Bank’s net interest margin has, nevertheless, declined in four of its last five calendar years, with the modest increase in 2005 attributable to both a 12.5 percent higher net interest income and a 7.0 percent decrease in interest-earning assets compared to 2004. First Federal’s net interest margin and net interest spread have decreased moderately since 2002, although both metrics were modestly higher than comparable group, national and regional averages.

Earnings Performance (cont.)
     Immediately following conversion, it is anticipated that the Bank’s higher equity to assets ratio will result in an initially flat ROAE, followed by limited growth in ROAE until conversion proceeds can be deployed into higher yielding loans. As indicated in the Bank’s business plan, during the next three years the Bank’s ROAA and ROAE are projected to increase modestly but steadily to ratios that modestly exceed the current comparable group averages but remain substantially lower than regional and national averages.
     In recognition of the foregoing earnings related factors, with consideration of both First Federal’s current and projected performance measures, a moderate downward adjustment has been made to First Federal’s pro forma market value for earnings performance.
MARKET AREA
     As previously indicated in Section II, the Bank’s deposit primary market area encompasses Montgomery County, Tennessee. All four of First Federal’s full service offices, as well as its drive-thru office and its ATM site are in the city of Clarksville, with its new main office opening in 2006. Based on its office locations and deposit sources, First Federal experienced deposit shrinkage of $17.6 million or 8.7 percent from December 31, 2002, to June 30, 2007, representing an annualized decrease of 1.9 percent.
     Since 1990, Montgomery County has experienced a percentage population increase significantly larger than increases in Tennessee and the United States. Per capita income has been moderately lower than state and national averages, while median household income has been moderately higher than Tennessee and similar to the United States. In 2000, the median housing value in Montgomery County was moderately lower than in Tennessee and significantly lower than in the United States, while owner-occupied housing was lower in Montgomery County than in either Tennessee or the United States.

Market Area (cont.)
     The historical unemployment rate in Montgomery County has generally been modestly lower than the state and national rates, but in 2006, Montgomery County’s unemployment rate was higher than the national rate and modestly lower than the rate in Tennessee. From December, 2006, through June, 2007, however, the decrease in Montgomery County’s unemployment rate lagged the decrease in the Tennessee rate, with the county rate of 4.5 percent being very similar to the state and national rates of 4.4 percent and 4.7 percent, respectively.
     In First Federal’s market area, the services sector represents the strong primary source of employment, followed by the wholesale/retail and manufacturing sectors, which parallels Tennessee and the United States.
     At June 30, 2006, on a per capita basis, total deposits in Montgomery County were 40.6 percent below the state average and average deposits per branch of $31.1 million in Montgomery County were 33.9 percent lower than the Tennessee average of $47.0 million. From June 30, 2002, to June 30, 2006, the average deposits per branch in Montgomery County increased by 10.7 percent or an average of 2.7 percent per year, while the state average deposits per branch increased by 22.3 percent or an average of 5.6 percent per year, more than twice the rate of Montgomery County. Additionally, the Bank’s market share of deposits decreased by 32.1 percent from 17.1 percent at June 30, 2002, to 11.62 percent at June 30, 2006, notwithstanding a 26.6 percent increase in Montgomery County deposits during that period, reflecting First Federal’s 14.1 percent decrease in deposits and an increase of six banking offices, but no additional offices of the Bank. Total deposits in Tennessee increased by a greater 32.0 percent or 8.0 percent per year.
     Although Montgomery County’s demographics are generally similar or superior to state and national averages, the county is significantly overbanked and its offices are underutilized compared to state averages, evidenced by the county’s slower growth in total deposits and deposits per branch compared to state totals and averages.

Market Area (cont.)
     In recognition of the foregoing factors, with recognition of limited deposit potential in a very competitive market indicating historically slower total deposit and average branch deposit growth, we believe that a moderate downward adjustment is warranted for the Bank’s current market area.
FINANCIAL CONDITION
     The financial condition of First Federal is discussed in Section I and shown in the related exhibits and is compared to the comparable group in Exhibits 42, 43 and 44. The Bank’s ratio of total equity to total assets was 14.96 percent at June 30, 2007, which was moderately higher than the comparable group at 10.98 percent, all thrifts at 10.68 percent and Midwest thrifts at 10.36 percent, but similar to Tennessee thrifts at 14.23 percent. With a conversion at the midpoint, the Corporation’s consolidated pro forma equity to assets ratio will increase to approximately 30.5 percent. The Bank’s pro forma equity to assets ratio and tangible capital ratio will be approximately 20 percent following a midpoint conversion, based on the Bank receiving 50 percent of the net conversion proceeds.
     The Bank’s mix of assets and liabilities indicates some areas of notable variation from its comparable group. The Bank’s 83.77 percent ratio of deposits to total assets was higher than the comparable group at 70.15 percent, and more notably higher than all thrifts at 60.05 percent and Midwest thrifts at 66.27 percent. Those variations are directly related to First Federal’s absence of borrowed funds to assets, compared to the comparable group at 17.94 percent, all thrifts at 26.54 percent and Midwest thrifts at 22.97 percent.
     First Federal had a 47.29 percent ratio of net loans to total assets at June 30, 2007, considerably lower than the comparable group at 69.87, all thrifts at 71.82 percent and Midwest thrifts at 75.27 percent. The Bank’s 30.35 percent share of cash and investments was much higher than the comparable group at 15.95 percent, all thrifts at 13.47 percent and Midwest

Financial Condition (cont.)
thrifts at 12.35 percent; and First Federal’s 16.26 percent ratio of mortgage-backed securities to total assets was significantly higher than the comparable group at 7.13 percent, all thrifts at 8.71 percent and Midwest thrifts at 5.97 percent. Tennessee thrifts had a much lower 1.99 percent ratio of mortgage-backed securities to assets. The Bank’s larger combined share of cash and investments and mortgage-backed securities relative to the comparable group, as well as national, and regional and state averages, together with its larger share of fixed-rate residential mortgage loans with longer repricing intervals in a rising interest rate environment is a significant basis for its yield on interest-earning assets modestly lower than the comparable group and moderately lower than national and regional averages.
     First Federal had a very small balance of intangible assets comprised of loan servicing rights, representing 0.01 percent of assets compared to 0.62 percent for the comparable group, 0.82 percent for all thrifts and a lower 0.62 percent for Midwest thrifts. The Bank was absent repossessed assets at June 30, 2007, but had $946,000 of repossessed assets or 0.44 percent of assets at December 31, 2006. At June 30, 2007, the comparable group had a 0.15 percent ratio of repossessed assets to total assets, while all thrifts and Midwest thrifts had ratios of 0.12 percent and 0.18 percent, respectively.
     The financial condition of First Federal included a generally average 0.80 percent ratio of nonperforming assets to total assets at June 30, 2007, compared to higher ratios of 1.01 percent ratio for the comparable group, 0.83 percent for all thrifts and 1.21 percent for Midwest thrifts. The Bank’s ratio of nonperforming assets to total assets was a higher 2.09 percent at March 31, 2007, and for its two most recent calendar years, the Bank’s ratios of nonperforming assets to total assets were higher at 2.82 percent at December 31, 2006, and 1.69 percent at December 31, 2005.
     The Bank had a modestly lower 19.25 percent ratio of high risk real estate loans to assets compared to 24.62 percent for the comparable group, 25.70 percent for all thrifts and 24.76 percent for Midwest thrifts. The regulatory definition of high risk real estate loans is all

Financial Condition (cont.)
mortgage loans other than those secured by one- to four-family residential properties. As previously discussed, 29.8 percent of First Federal’s total loans at June 30, 2007, were secured by one- to four-family residential properties, representing 21.94 percent of total assets.
     At June 30, 2007, First Federal had $2,008,000 of allowance for loan losses, which represented 0.91 percent of assets and 1.89 percent of total loans. Those ratios are higher than the comparable group, which indicated allowances equal to 0.55 percent of assets and 0.77 percent of total loans. More significant, however, is an institution’s ratio of allowance for loan losses to nonperforming assets, since a considerable portion of nonperforming assets might eventually be charged off. First Federal’s $2,008,000 of allowance for loan losses represented a modestly higher coverage of 113.75 percent of nonperforming assets at June 30, 2007, compared to the comparable group’s 99.31 percent. All thrifts and Midwest thrifts had ratios of 177.22 percent and 92.22 percent, respectively. First Federal had a 0.22 percent ratio of net charge-offs to average total loans, compared to ratios of 0.30 percent for the comparable group, 0.14 percent for all thrifts and 0.24 percent for Midwest thrifts.
     Historically and in recent periods, First Federal has been categorized by OTS as having minimal interest rate risk, as measured by its post-shock NPV ratio and sensitivity measure, primarily due to its strong ratio of equity to assets. Nevertheless, at June 30, 2007, it was determined that the Bank’s net portfolio value would decrease $8.0 million or a moderate 18 percent if interest rates experienced an instantaneous increase of 200 basis points. Such interest rate risk is related in part to the Bank’s strong share of loans maturing or repricing in less than five years, its balance of adjustable-rate mortgage-backed securities and its cash and shorter term investments and deposits.
     Overall, notwithstanding First Federal’s strong equity ratio, specifically considering its asset quality, reserves, coverage, and respective shares of cash and investments, loans and deposits relative to the comparable group, we believe that a small downward adjustment is warranted for First Federal’s current financial condition.

BALANCE SHEET AND EARNINGS GROWTH
     During its most recent five calendar years, First Federal has been characterized by much lower rates of growth in assets, loans and deposits relative to the comparable group. Further compared to national and regional averages, moreover, the Bank is also significantly lower in all three balance sheet categories The Bank had negative average annual asset growth of (2.35) percent from 2002 to 2006, compared to a positive 4.7 percent average annual growth rate for the comparable group, a positive 9.8 percent for all thrifts and a positive 7.2 percent for Midwest thrifts. First Federal’s lower asset growth rate is consistent with its deposit shrinkage and lower balances of borrowings during that five year period. The Bank’s loan portfolio indicates a negative average annual increase of 9.1 percent from 2001 to 2005, compared to a average positive growth rates of 4.9 percent for the comparable group, 10.8 percent for all thrifts and 8.4 percent for Midwest thrifts.
     First Federal’s deposits indicate average annual shrinkage of 1.2 percent from 2002 to 2006, representing a dollar decrease of $26.2 million during those five years, with an increase of $3.5 million or 2.0 percent during the first quarter of 2007. Annual deposit changes ranged from an increase of 7.2 percent in 2002 to a decrease of (5.4) percent in 2005, compared to five year average growth rates of 3.7 percent for the comparable group, 8.8 percent for all thrifts and 6.6 percent for Midwest thrifts. First Federal had borrowed funds decreasing nominally from $12.3 million in 2002 to $12.2 million in 2005. During 2006, those advances were repaid, resulting in the Bank’s absence of borrowed funds at December 31, 2006, but First Federal took FHLB advances of $4.0 million in the first quarter of 2007. Such deposit shrinkage and the presence of an essentially constant balance of borrowed funds through 2005 were the basis for the Bank’s decrease in assets during those five years. At June 30, 2007, First Federal’s 1.8 percent ratio of borrowed funds to assets was lower than the comparable group at 17.5 percent.
     The Bank’s ability to increase its asset base and deposits in the future is, to a great extent, dependent on its being able to competitively price its loan and savings products, to maintain a high quality of service to its customers, to increase its market share and to increase its loan origination activity. Montgomery County, the location of all of First Federal’s offices,

Balance Sheet and Earnings Growth (cont.)
experienced an increasing trend in population and households between 1990 and 2000 and between 2000 and 2006, moderately higher than state increases and generally in line with national increases during those periods, although smaller increases in population, households and median household income are projected through 2011. In 2000, Montgomery County indicated lower per capita income, modestly higher median household income and lower median housing values compared to Tennessee.
     The Bank’s historical dependence on Montgomery County, the location of all of its offices, could result in lower asset growth in the future as a result of its very competitive operating environment, recognizing the slower deposit growth and smaller average deposits per banking office during the past several years.
     From June 30, 2002, to June 30, 2006, First Federal’s deposits in Montgomery County decreased from $201.8 million or a 17.12 percent market share to $173.4 million or a smaller 11.62 percent market share. The Bank’s deposit decrease of 14.1 percent compares to the 26.6 percent increase of all Montgomery County deposits during that period. Although First Federal’s $43.3 million average deposits per office for its four offices is higher than the Montgomery County average of $31.1 million, the Bank’s average has decreased 14.3 percent from an average of $50.5 million per office for its four offices in 2002. In contrast, the average deposits for all banking offices in Montgomery County increased by 10.7 percent from $28.1 million per office for 42 offices in 2002 to $31.1 million per office for a larger number of 48 offices in 2006.
     The strategies indicated in First Federal’s business plan include de novo branching in its existing marketing area as well as in contiguous areas that Bank considers attractive. The Bank’s management is also developing a merger strategy for finalization and implementation not sooner than nine to twelve months subsequent to the completion of the conversion transaction. Although potential merger targets will be identified and ranked during the

Balance Sheet and Earnings Growth (cont.)
development of the merger strategy, a specific target has not yet been identified and merger terms remain open for consideration. Overall, a merger transaction is speculative and, ultimately, not unilaterally controllable by the Corporation, so it has not been considered in the valuation process.
     Overall, the Bank’s short to medium term focus is on both branching and organic growth, including product diversification with an emphasis on increasing its portfolio of commercial real estate loans and commercial business loans. Inasmuch as branching will generate significant additional overhead expenses, First Federal’s growth is, to a considerable extent, at the expense of improved operating performance during the medium term planning horizon. Assets and deposits are projected to experience growth of between 20 percent and 25 percent in each of the three years following conversion, with loans projected to grow in excess of 40 percent per year. Notwithstanding its intended focus on commercial real estate and commercial business loans, First Federal’s concurrent growth strategy in a very competitive lending environment is likely to result in only a modest increase in its yield on earning assets, as indicated in its business plan. The Bank projects that its cost of funds will moderate as it increases its share of noninterest bearing demand deposits as part of strategy to increase commercial as well as retail banking relationships. Consequently, the Bank projects an approximate 50 basis point increase in net interest margin over three years.
     The Bank’s base overhead expenses are projected to increase by 8 percent to 9 percent annually, exclusive of branching costs, and its ratio of noninterest expenses to assets are projected to remain over 4 percent, well in excess of comparable group, industry and regional averages. First Federal projects that its noninterest income will also remain higher than those averages, but based on those projections, its efficiency ratio, although improving, will continue to be less favorable than the comparable group, as well as national and regional averages. Overall, the Bank’s efficiency ratio, currently over 100 percent reflecting primarily its higher noninterest expense, is projected to remain above 70 percent through 2009, which is less

Balance Sheet and Earnings Growth (cont.)
favorable than current industry averages of 60.5 percent for all thrifts and the regional average of 64.0 percent.
     First Federal’s ROAA is projected to increase modestly during the next three years to a level modestly higher than the current ROAA of the comparable group but significantly lower than national and regional averages.
     First Federal’s execution of an aggressive growth strategy, although well considered, beginning from its current earnings performance position entails risk that have been recognized and calculated by the Bank in its business planning process. Such a strategy can be deterred or inhibited by both internal and external factors, including management, staffing, branch site selection, interest rate trends, changing demographics and overall economic conditions. At best, however, even robust growth in the absence of concurrent earnings performance improvement during the three year horizon being considered does not, in our opinion, significantly enhance current value. Although such growth might eventually contribute to improved performance beyond that horizon, to recognize and apply such improvement to current value, considering the time issue and the associated risk, would be speculative in the context of First Federal’s historical and current operations.
     Although Montgomery County demographics have, in most categories, been in line with or superior to state and national metrics, First Federal has experienced both deposit shrinkage and a decrease in its market share of deposits, in spite of moderate deposit growth in the county. Based on the foregoing factors, including the likely considerable proceeds from the Bank’s conversion that must be prudently deployed over the current planning horizon in the context of its historical decreases in loans and deposits, we have concluded that a moderate downward adjustment to the Bank’s pro forma value is warranted.

DIVIDEND PAYMENTS
     The Corporation has not committed to pay dividends following the completion of its minority stock offering. Any payment of cash dividends by the Corporation in future years will continue to be dependent upon such factors as earnings performance, capital position, growth, and regulatory limitations.
     Each of the ten institutions in the comparable group pays cash dividends for an average dividend yield of 2.73 percent and a payout ratio of 90.51 percent. Inasmuch as the comparable group is comprised of lower earning institutions, two institutions paid dividends per share in excess of their earnings per share, resulting in payout ratios over 100 percent; and two of the comparable group institutions paid cash dividends notwithstanding net losses, resulting in a payout ratios that are not meaningful.
     In our opinion, a no adjustment to the pro forma market value of the Corporation is warranted at this time related to dividend payments relative to the comparable group.
SUBSCRIPTION INTEREST
     In 2006 and to date in 2007, particularly in the second quarter of 2007, investors’ interest in new issues has been declining, with subscription levels generally low, although a few issues have received stronger support from the marketplace. Overall, the recent unenthusiastic reaction of potential IPO investors, including savings institution depositors, appears generally to be related to a number of analytical factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, general market conditions, aftermarket price trends, the anticipation of continuing merger/acquisition activity in the thrift industry, weaker housing values and, very significantly, credit and funds pressure in the mortgage lending market with increasing delinquencies particularly in the subprime and alt-A credit sectors. Although the number of offerings is small relative to the 1990s, there does not appear to be a quantitative unsatisfied demand for new financial institution issues, particularly

Subscription Interest (cont.)
the smaller offerings, and even some issues attracting considerable interest have posted smaller than expected price increases and, in some cases, price decreases in the aftermarket. As presented in Exhibit 34, although the eleven full conversions between January 1, 2005, and August 15, 2007, posted an average gain of 18.15 percent in their share prices on the first day of trading, the five full conversions completed to date in 2007 indicated a 34.8 percent smaller 11.84 first day gain; and those five full conversions also indicated a more significantly smaller percentage price change of 1.04 percent from their IPO date to August 15, 2007, compared to all eleven transactions at 12.02 percent. That declining 2007 trend is also evident with regard to all conversions since January 1, 2006, including first stage mutual holding company transactions and second stage conversions. As presented in Exhibit 34A, the thirty three transactions completed between January 1, 2006, and August 15, 2007, indicate an average first day price gain of 12.59 percent, but the seventeen transactions completed between January 1, 2007, and August 15, 2007, increased at a lower average of 9.31 percent on their first day of trading; and those seventeen issues indicated an average decrease of 4.07 percent from their IPO date to August 15, 2007, compared to all thirty three transactions at a positive but modest 3.23 percent. In both Exhibits 34 and 34A, it should also be noted that as the time from the IPO date lengthens, the average percentage price change decreases.
     The Corporation will direct its initial subscription offering to depositors of the Bank and to the tax-qualified employee stock ownership plan (ESOP). The ESOP intends to purchase 8 percent of the stock sold in the offering. If there is a subsequent community offering, residents of Montgomery County will be given a preference. The board of directors and officers anticipate purchasing approximately $5,250,000 or approximately 9.1 percent of the stock offered to the public based on the appraised midpoint valuation.
     The Bank has secured the services of Keefe Bruyette & Woods, Inc. (“KBW”) to assist in the marketing and sale of the conversion stock.

Subscription Interest (cont.)
     Based on the larger size of the offering and its structure as a full conversion, recent market movement and current market and industry conditions, local market interest, the performance of First Federal, the Bank’s market area and the extent of its projected earnings enhancements, the terms of the offering and recent subscription levels and aftermarket performance of initial thrift offerings, we believe that a significant downward adjustment is warranted for the Bank’s anticipated subscription interest.
LIQUIDITY OF THE STOCK
     The Corporation’s public offering of $48 million will result in a market capitalization moderately larger than the average $38.9 million market value of the comparable group but significantly smaller than the average of $189.8 million for Midwest thrifts. Of the ten institutions in the comparable group, all are traded on NASDAQ, indicating an average daily trading volume of 2,185 shares during the last four quarters. With 4,800,000 shares to be outstanding at the midpoint of the offering range, the Corporation will a greater number of shares outstanding than the comparable group, with an average of 2.7 million shares.
     Based on the average market capitalization, shares outstanding and daily trading volume of the comparable group, as well as the relative trading volume of publicly-traded thrift institutions, including recent IPOs, we have concluded that no adjustment to the Corporation’s pro forma market value is warranted relative to the anticipated liquidity of its stock.

MANAGEMENT
     As previously discussed, First Federal’s senior management team includes its chief executive officer, Earl O. Bradley III, its president, John Halliburton and its chief financial officer, Patrick Greenwell. All of the Bank’s senior management team have extensive and diverse banking experience, as indicated in Section I.
     Although overhead expenses, efficiency ratio, earnings and balance sheet growth have historically been less favorable than the comparable group and industry averages, over the past several years, the management of First Federal has been successful maintaining a stable net interest margin, net interest spread and a ratio of noninterest income to average assets in line with or more favorable than the comparable group and industry averages. The Bank’s level of interest rate risk has been categorized by the OTS as minimal, due primarily to First Federal’s strong and stable capitalization and its ratio of equity assets higher than the comparable group, national and regional averages. Historically, the Bank’s ratio of interest-earning assets to total assets has also been in line with or higher than the comparable group and industry averages and its cost of interest-bearing liabilities has been lower than comparable group and industry averages.
     Overall, although the Bank experienced modest net and negative core earnings for its most recent four quarters, earnings were positive but modest in its five most recent fiscal years. We believe the Bank is managed in a manner and at a professional level generally commensurate with the comparable group institutions; and we recognize that management has prepared a business plan and a use of conversion proceeds that are intended to improve the performance of First Federal in future years.
     It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

MARKETING OF THE ISSUE
     The necessity to build a new issue discount into the stock price of a converting thrift institution continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry’s dependence on interest rate trends, recent volatility in the stock market and reduced interest in conversion offerings. Increased merger/acquisition activity, as well as the presence of new competitors in the financial institution industry, such as de novo institutions, investment firms, insurance companies and mortgage companies, have resulted in increased pressure on an individual institution’s ability to attract retail deposits at normal rates rather than premium rates and to deploy new funds in a timely and profitable manner.
     We believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in some public offerings and, in our opinion, various characteristics of the Corporation’s transaction, as well as recent market trends, cause us to conclude that such a discount is warranted in the case of this particular offering. Consequently, at this time we have made a modest adjustment to the Corporation’s pro forma market value related to a new issue discount.

VI. VALUATION METHODS
Introduction
     Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm has been the price to book value ratio method, due to the volatility of earnings in the thrift industry. As earnings in the thrift industry have stabilized and improved, more emphasis has been placed on the price to earnings method. During the past two years, however, as rising interest rates have had varying effects on individual institutions, depending on the nature of their operations, the price to book value method has again become pertinent and meaningful in the objective of discerning commonality and comparability among institutions. In determining the pro forma market value of First Advantage Bancorp, primary emphasis has been placed on the price to book value method, due to the Bank’s core after tax losses and modest net earnings for the twelve months ended June 30, 2007, as well as the volatility of those metrics during the past several years. Inasmuch as the Bank’s core earnings were negative as a result of its recapture of previous provisions for loan losses, net earnings are also not a meaningful metric in the valuation process, since net earnings include that non-recurring recapture. Consequently, only correlative attention has been given to the price to net earnings method, which is presented on a derivative basis.
     As primarily a correlative indicator, the price to assets method has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the subject institution are different.
     In addition to the pro forma market value, we have defined a fully converted valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value, and a super maximum being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the “midpoint value”.

Valuation Methods (cont.)
     In applying each of the valuation methods, consideration was given to the adjustments to the Bank’s pro forma market value discussed in Section V. Downward adjustments were made for earnings performance, the Bank’s market area, financial condition, balance sheet and earnings growth, subscription interest and the marketing of the issue. No adjustments were made for the liquidity of the Bank’s stock or management.
PRICE TO BOOK VALUE METHOD
     In the valuation of thrift institutions, the price to book value method focuses on an institution’s financial condition, and does not give as much consideration to the institution’s long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, including First Federal, the price to book value method is frequently used by investors who rely on an institution’s financial condition rather than earnings performance. Although this method is, under certain circumstances, considered somewhat less meaningful for institutions that provide a consistent earnings trend, it remains significant and reliable when an institution’s performance or general economic conditions are experiencing volatile or uncustomary trends related to internal or external factors. It should be noted that the prescribed formulary computation of value using the pro forma price to book value method returns a price to book value ratio below market value on a fully converting institution
     Exhibit 50 shows the average and median price to book value ratios for the comparable group which were 99.66 percent and 97.01 percent, respectively. The full comparable group indicated a moderately wide range, from a low of 67.22 percent (First Federal of Northern Michigan Bancorp) to a high of 125.75 percent (River Valley Bancorp). The comparable group had moderately higher average and median price to tangible book value ratios of 106.80 percent and 109.41 percent, respectively, with the range of 75.56 percent to a higher 128.15 percent. Excluding the low and the high in the group, the comparable group’s price to book value range

Price to Book Value Method (cont.)
narrowed modestly from a low of 82.42 percent to a high of 123.56; and the comparable group’s price to tangible book value range also narrowed modestly from a low of 87.18 percent to a high of 125.92 percent.
     Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a pro forma price to book value ratio of 65.68 percent and a price to tangible book value ratio of 65.48 percent at the midpoint. The price to book value ratio increases from 61.07 percent at the minimum to 73.34 percent at the maximum, as adjusted, while the price to tangible book value ratio increases from 60.86 percent at the minimum to 73.15 percent at the maximum, as adjusted.
     The Corporation’s pro forma price to book value and price to tangible book value ratios of 65.58 percent and 65.48 percent, respectively, as calculated using the prescribed formulary computation indicated in Exhibit 49, are influenced by the Bank’s capitalization, balance sheet characteristics and trends and the local market, as well as subscription interest in thrift stocks and overall market and economic conditions. Further, the Corporation’s ratio of equity to assets after conversion at the midpoint of the valuation range will be approximately 28.0 percent compared to 10.89 percent for the comparable group. Based on the price to book value ratio and the Bank’s total equity of $32,236,000 at June 30, 2007, the indicated pro forma market value of the Bank using this approach is $48,000,000 at the midpoint (reference Exhibit 49).

PRICE TO EARNINGS METHOD
     The foundation of the price to earnings method is the determination of the earnings base to be used, followed by the determination of an appropriate price to earnings multiple. As indicated in Exhibit 3 and previously discussed, First Federal’s after tax net earnings for the twelve months ended June 30, 2007, were $409,000, and the Bank’s core earnings for that period were $66,000, based on the adjustments shown in Exhibit 7. Considering such earnings bases and trends, we have concluded that neither the price to net earnings method nor the price to core earnings method is meaningful for valuation purposes, although the Corporation’s pro forma price to earnings and price to core earnings multiples are shown from a correlative and derivative perspective.
     The average price to core earnings multiple for the comparable group was 30.24, while the median was 24.33. The average price to net earnings multiple was a lower 25.53 and the median multiple was 20.49. The comparable group’s price to core earnings multiple was modestly higher than the 27.58 average multiple for all publicly-traded, FDIC-insured thrifts, and more significantly higher than their median of 18.67. The range in the price to core earnings multiple for the comparable group was from a low of 13.11 (MFB Corp.) to a high of 71.59 (First Federal of Northern Michigan Bancorp). The range in the price to core earnings multiple for the comparable group, excluding the high and low values, was from a low multiple of 13.64 to a high of 37.94 times earnings for eight of the ten institutions in the group, indicating a modest narrowing at the lower end of the range and a significant narrowing at the upper end. It should be noted that the two comparable group institutions with negative core earnings indicated price to core earnings multiples that are necessarily not meaningful (NM).
     As indicated previously, considering the net and core earnings positions and trends of First Federal for the twelve months ended June 30, 2007, it is our opinion that the price to core earnings method is not meaningful.

PRICE TO ASSETS METHOD
     The price to assets method is not frequently used, since the calculation incorporates neither an institution’s equity position nor its earnings base. Additionally, the prescribed formulary computation of value using the pro forma price to assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to net assets ratio below its true level following conversion.
     Exhibit 50 indicates that the average price to assets ratio for the comparable group was 11.08 percent and the median was 8.85 percent. The range in the price to assets ratios for the comparable group varied from a low of 6.51 percent (Ameriana Bancorp) to a high of 24.83 percent (Jefferson Bancshares, Inc.). The range narrows with the elimination of the two extremes in the group to a low of 7.74 percent and a high of 17.66 percent.
     Based on the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 18.42 percent at the midpoint, which ranges from a low of 16.04 percent at the minimum to 23.16 percent at the maximum, as adjusted.
     Based on the Bank’s June 30, 2007, asset base of $219,728,000, the indicated pro forma market value of the Corporation using the price to assets method is $48,000,000 at the midpoint (reference Exhibit 49).

VALUATION CONCLUSION
     Exhibit 55 provides a summary of the valuation premium or discount relative to the comparable group at each of the valuation ranges using the price to book value and price to assets approaches. At the midpoint value, the price to book value ratio of 65.68 percent for the Corporation represents a discount of 34.09 percent relative to the comparable group and decreases to a discount of 26.41 percent at the super maximum. The price to assets ratio at the midpoint represents a premium of 66.22 percent, increasing to a premium of 109.02 percent at the maximum, as adjusted.
     It is our opinion that as of August 15, 2007, the fully converted pro forma market value of the Corporation, was $48,000,000 at the midpoint, representing 4,800,000 shares at $10.00 per share. The fully converted pro forma valuation range of the Corporation is from a minimum of $40,800,000 or 4,080,000 shares at $10.00 per share to a maximum of $55,200,000 or 5,520,000 shares at $10.00 per share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value. The maximum, as adjusted, or super maximum, defined as 15 percent above the maximum of the range, is $63,480,000 or 6,348,000 shares at $10.00 per share.
     The fully converted pro forma appraised value of First Advantage Bancorp as of June 11, 2007 was $48,000,000 at the midpoint.

EXHIBITS
NUMERICAL EXHIBITS
OMITTED
IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THESE EXHIBITS ARE BEING FILED IN PAPER PURSUANT TO A
CONTINUING HARDSHIP EXEMPTION.

EXHIBIT A
KELLER & COMPANY, INC.
Financial Institution Consultants

555 Metro Place North Dublin, Ohio 43017	614-766-1426 (fax) 614-766-1459
PROFILE OF THE FIRM
KELLER & COMPANY, INC. is a national consulting firm to financial institutions, serving clients throughout the United States from its office in Dublin, Ohio. Since its inception in 1985, Keller & Company has provided a wide range of consulting services to over 200 financial institutions including banks, thrifts, mortgage companies, insurance companies and holding companies located in twenty-four states and Washington D.C., extending from Oregon to Massachusetts. Keller & Company, Inc. provides a full range of consulting services, including the preparation of business/strategic plans, market studies, stock valuations, ESOP valuations, de novo charter applications, fairness opinions, incentive compensation plans, etc. Keller also serves as advisor in connection with branch purchase/sale transactions and merger/acquisition transactions. Keller & Company, Inc. is also active in the completion of loan reviews, director and management reviews, compliance policies and responses to regulatory comments.
Keller & Company, Inc. is one of the leading conversion appraisal firms in the U.S. and is on-line for daily bank and thrift pricing data and ratios for every publicly-traded financial institution in the U.S. Keller & Company, Inc. is on-line for financial data and ratios for every bank and thrift in the U.S. Our data base is SNL Financial. Keller & Company is an affiliate member of numerous trade organizations including American Bankers Association and America’s Community Bankers.
Each of the firm’s senior consultants has over thirty years front line experience and accomplishment in various areas of the financial institution and real estate industries. Each consultant provides to clients distinct and diverse areas of expertise. Specific services and projects have included financial institution charter and deposit insurance applications, market studies, institutional mergers and acquisitions, branch sales and acquisitions, operations and performance analyses, business plans, strategic planning, financial projections and modeling, stock valuations, fairness opinions, conversion appraisals, capital plans, policy development and revision, lending, underwriting and investment criteria, data processing and management information systems, and incentive compensation programs.
It is the goal of Keller & Company to provide specific and ongoing services that are pertinent and responsive to the needs of the individual client institution within the changing industry environment, and to offer those services at reasonable fees on a timely basis. In recent years, Keller & Company has become one of the leading bank consulting firms in the nation.

EXHIBIT A
CONSULTANTS IN THE FIRM
MICHAEL R. KELLER has over thirty years experience as a consultant to the financial institution industry. Immediately following his graduation from college, Mr. Keller took a position as an examiner of financial institutions in northeastern Ohio with a focus on Cleveland area institutions. After working two years as an examiner, Mr. Keller entered Ohio State University full time to obtain his M.B.A. in Finance.
Mr. Keller then worked as an associate for a management consulting firm specializing in services to financial institutions immediately after receiving his M.B.A. During his eight years with the firm, he specialized in mergers and acquisitions, branch acquisitions and sales, branch feasibility studies, stock valuations, charter applications, and site selection analyses. By the time of his departure, he had attained the position of vice president, with experience in almost all facets of banking operations.
Prior to forming Keller & Company, Mr. Keller also worked as a senior consultant in a larger consulting firm. In that position, he broadened his activities and experience, becoming more involved with institutional operations, business and strategic planning, regulatory policies and procedures, performance analysis, conversion appraisals, and fairness opinions. Mr. Keller established Keller & Company in November 1985 to better serve the needs of the financial institution industry.
Mr. Keller graduated from the College of Wooster with a B.A. in Economics in 1972, and later received an M.B.A. in Finance in 1976 from the Ohio State University where he took numerous courses in corporate stock valuations.

EXHIBIT A
Consultants in the Firm (cont.)
JOHN A. SHAFFER has over thirty years experience in banking, finance, real estate lending, and development.
Following his university studies, Mr. Shaffer served as a lending officer for a large real estate investment trust, specializing in construction and development loans. Having gained experience in loan underwriting, management and workout, he later joined Chemical Bank of New York and was appointed Vice President for Loan Administration of Chemical Mortgage Company in Columbus, Ohio. At Chemical, he managed all commercial and residential loan servicing, administering a portfolio in excess of $2 billion. His responsibilities also included the analysis, management and workout of problem commercial real estate loans and equity holdings, and the structuring, negotiation, acquisition and sale of loan servicing, mortgage and equity securities and real estate projects. Mr. Shaffer later formed and managed an independent real estate and financial consulting firm, serving corporate and institutional clients, and also investing in and developing real estate.
Mr. Shaffer’s primary activities and responsibilities have included financial analysis, projection and modeling, asset and liability management, real estate finance and development, loan management and workout, organizational and financial administration, budgeting, cash flow management and project design.
Mr. Shaffer graduated from Syracuse University with a B.S. in Business Administration, later receiving an M.B.A. in Finance and a Ph.D. in Economics from New York University.

EXHIBIT B
RB 20
CERTIFICATION
I hereby certify that I have not been the subject of any criminal, civil or administrative judgments, consents, undertakings or orders, or any past administrative proceedings (excluding routine or customary audits, inspections and investigation) issued by any federal or state court, any department, agency, or commission of the U.S. Government, any state or municipality, any self-regulatory trade or professional organization, or any foreign government or governmental entity, which involve:
(i)	commission of a felony, fraud, moral turpitude, dishonesty or breach of trust;

(ii)	violation of securities or commodities laws or regulations;

(iii)	violation of depository institution laws or regulations;

(iv)	violation of housing authority laws or regulations;

(v)	violation of the rules, regulations, codes or conduct or ethics of a self-regulatory trade or professional organization;

(vi)	adjudication of bankruptcy or insolvency or appointment of a receiver, conservator, trustee, referee, or guardian.
I hereby certify that the statements I have made herein are true, complete and correct to the best of my knowledge and belief.

Conversion Appraiser

/s/ John A. Shaffer

Date	John A. Shaffer

EXHIBIT C
AFFIDAVIT OF INDEPENDENCE
STATE OF OHIO,
COUNTY OF FRANKLIN, ss:
        I, John A. Shaffer, being first duly sworn hereby depose and say that:
        The fee which I received directly from the applicant, First Advantage Bancorp, in the amount of $38,000 for the performance of my appraisal was not related to the value determined in the appraisal and that the undersigned appraiser is independent and has fully disclosed any relationships which may have a material bearing upon the question of my independence; and that any indemnity agreement with the applicant has been fully disclosed.
        Further, affiant sayeth naught.

/s/ John A. Shaffer
JOHN A. SHAFFER

        Sworn to before me and subscribed in my presence this 28th day of August 2007.

/s/ Janet M. Mohr
NOTARY PUBLIC